                                                                  EXECUTION COPY



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                          AIRCOA HOTEL PARTNERS, L.P.,

                     AURORA INN OPERATING PARTNERSHIP, L.P.,

                     FOURWINDS OPERATING PARTNERSHIP, L.P.,

                  MCCORMICK RANCH OPERATING PARTNERSHIP, L.P.,

                      BUFFALO OPERATING PARTNERSHIP, L.P.,

                      LAKESIDE OPERATING PARTNERSHIP, L.P.,

                                       and

                       DURHAM OPERATING PARTNERSHIP, L.P.




                                CREDIT AGREEMENT


                            Dated as of June 8, 1995


                         ______________________________


              THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED




          ************************************************************

                                TABLE OF CONTENTS

          THIS TABLE OF CONTENTS IS NOT PART OF THE AGREEMENT TO WHICH IT IS ATTACHED BUT IS INSERTED FOR CONVENIENCE OF REFERENCE ONLY.

                                                                            Page
                                                                            ----

SECTION 1.  DEFINITIONS AND ACCOUNTING MATTERS . . . . . . . . . . . . .      1
     1.01  Certain Defined Terms . . . . . . . . . . . . . . . . . . . .      1
     1.02  Accounting Terms and Determinations . . . . . . . . . . . . .     14

SECTION 2.  THE COMMITMENTS, LOANS, NOTES AND PREPAYMENTS. . . . . . . .     15
     2.01  The Loans . . . . . . . . . . . . . . . . . . . . . . . . . .     15
     2.02  Borrowing . . . . . . . . . . . . . . . . . . . . . . . . . .     16
     2.03  Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     16
     2.04  Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . .     16
     2.05  Optional Prepayments. . . . . . . . . . . . . . . . . . . . .     17
     2.06  Mandatory Prepayments . . . . . . . . . . . . . . . . . . . .     17
     2.07  Interest and Other Charges on Prepayment. . . . . . . . . . .     18

SECTION 3.  PAYMENTS OF PRINCIPAL AND INTEREST . . . . . . . . . . . . .     18
     3.01  Repayment . . . . . . . . . . . . . . . . . . . . . . . . . .     18
     3.02  Interest. . . . . . . . . . . . . . . . . . . . . . . . . . .     18

SECTION 4.  PAYMENTS; COMPUTATIONS; ETC. . . . . . . . . . . . . . . . .     20
     4.01  Payments. . . . . . . . . . . . . . . . . . . . . . . . . . .     20
     4.02  Computations. . . . . . . . . . . . . . . . . . . . . . . . .     21
     4.03  Certain Notices . . . . . . . . . . . . . . . . . . . . . . .     21
     4.04  Set-off . . . . . . . . . . . . . . . . . . . . . . . . . . .     22

SECTION 5.  YIELD PROTECTION, ETC. . . . . . . . . . . . . . . . . . . .     23
     5.01  Additional Costs. . . . . . . . . . . . . . . . . . . . . . .     23
     5.02  Eurodollar Rate . . . . . . . . . . . . . . . . . . . . . . .     25
     5.03  Illegality. . . . . . . . . . . . . . . . . . . . . . . . . .     26
     5.04  Compensation. . . . . . . . . . . . . . . . . . . . . . . . .     26
     5.05    Withholding Taxes . . . . . . . . . . . . . . . . . . . . .     27

SECTION 6.  CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . .     28

SECTION 7.  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . .     32
     7.01  Corporate Existence . . . . . . . . . . . . . . . . . . . . .     32
     7.02  Financial Condition . . . . . . . . . . . . . . . . . . . . .     33
     7.03  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .     33
     7.04  No Breach . . . . . . . . . . . . . . . . . . . . . . . . . .     33
     7.05  Action. . . . . . . . . . . . . . . . . . . . . . . . . . . .     33
     7.06  Approvals . . . . . . . . . . . . . . . . . . . . . . . . . .     34
     7.07  Use of Credit . . . . . . . . . . . . . . . . . . . . . . . .     34
     7.08  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . .     34
     7.09  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . .     34
     7.10  Investment Company Act. . . . . . . . . . . . . . . . . . . .     34
     7.11  Public Utility Holding Company Act. . . . . . . . . . . . . .     35
     7.12  Material Agreements . . . . . . . . . . . . . . . . . . . . .     35


                                       (i)

     7.13  Condemnation. . . . . . . . . . . . . . . . . . . . . . . . .     35
     7.14  Permits . . . . . . . . . . . . . . . . . . . . . . . . . . .     35
     7.15  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .     35
     7.16  Ownership . . . . . . . . . . . . . . . . . . . . . . . . . .     35
     7.17  Other Indebtedness. . . . . . . . . . . . . . . . . . . . . .     35
     7.18  Liquor License. . . . . . . . . . . . . . . . . . . . . . . .     36

SECTION 8.  COVENANTS OF THE BORROWERS . . . . . . . . . . . . . . . . .     36
     8.01  Financial Statements Etc. . . . . . . . . . . . . . . . . . .     36
     8.02  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .     40
     8.03  Existence, Etc. . . . . . . . . . . . . . . . . . . . . . . .     40
     8.04  Limitation on Transfer. . . . . . . . . . . . . . . . . . . .     40
     8.05  Limitation on Liens . . . . . . . . . . . . . . . . . . . . .     41
     8.06  Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . .     42
     8.07  Appraisals. . . . . . . . . . . . . . . . . . . . . . . . . .     42
     8.08  Affiliate Loans . . . . . . . . . . . . . . . . . . . . . . .     43
     8.09  Hotel Management Agreement and License Agreement. . . . . . .     44
     8.10  Minimum Debt Service Coverage Ratio . . . . . . . . . . . . .     45
     8.11  Distributions . . . . . . . . . . . . . . . . . . . . . . . .     45
     8.12  Capital Expenditure Reserve Account . . . . . . . . . . . . .     45
     8.13  Compliance with Agreements. . . . . . . . . . . . . . . . . .     46
     8.14  Operation of Hotels . . . . . . . . . . . . . . . . . . . . .     46
     8.15  Transactions with Affiliates. . . . . . . . . . . . . . . . .     47
     8.16  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .     47
     8.17  Debt Service Reserve Account. . . . . . . . . . . . . . . . .     48
     8.18  Annual Calculations . . . . . . . . . . . . . . . . . . . . .     49
     8.19  Environmental Work. . . . . . . . . . . . . . . . . . . . . .     49
     8.20  Engineering Work. . . . . . . . . . . . . . . . . . . . . . .     49

SECTION 9.  EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . . . . .     50

SECTION 10.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . .     53
     10.01  Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . .     53
     10.02  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . .     54
     10.03  Expenses, Etc. . . . . . . . . . . . . . . . . . . . . . . .     54
     10.04  Amendments.. . . . . . . . . . . . . . . . . . . . . . . . .     55
     10.05  Successors and Assigns . . . . . . . . . . . . . . . . . . .     55
     10.06  Assignments and Participations . . . . . . . . . . . . . . .     55
     10.07  Survival . . . . . . . . . . . . . . . . . . . . . . . . . .     56
     10.08  Captions . . . . . . . . . . . . . . . . . . . . . . . . . .     56
     10.09  Counterparts . . . . . . . . . . . . . . . . . . . . . . . .     56
     10.10  Governing Law; Submission to Jurisdiction;
              Severability . . . . . . . . . . . . . . . . . . . . . . .     56
     10.11  Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . .     57
     10.12  Credit Agreement to Control. . . . . . . . . . . . . . . . .     57
     10.13  Exculpation. . . . . . . . . . . . . . . . . . . . . . . . .     57
     10.14  Releases . . . . . . . . . . . . . . . . . . . . . . . . . .     59
     10.15  Obligations of the Borrowers . . . . . . . . . . . . . . . .     60


SCHEDULE I     -    The Hotels and the Operating Partnerships


                                      (ii)

SCHEDULE II    -    Ground Leases
SCHEDULE III   -    License Agreements
SCHEDULE IV    -    Insurance Requirements
SCHEDULE V     -    Capital Leases
SCHEDULE VI    -    Other Indebtedness
SCHEDULE VII   -    Environmental Work
SCHEDULE VIII  -    Engineering Work
SCHEDULE IX    -    Pending Litigation
SCHEDULE X     -    Management Agreements

EXHIBIT A-1    -    Form of Mortgage Note
EXHIBIT A-2    -    Form of New York Restated Note
EXHIBIT A-3    -    Form of Florida Renewal Note
EXHIBIT A-4    -    Form of Revolving Note



                                      (iii)

          THIS CREDIT AGREEMENT (this "AGREEMENT") is made and entered into by and between AIRCOA HOTEL PARTNERS, L.P., a Delaware limited partnership ("AIRCOA"), AURORA INN OPERATING PARTNERSHIP, L.P., a Delaware limited partnership ("AURORA"), FOURWINDS OPERATING PARTNERSHIP, L.P., a Delaware limited partnership ("FOURWINDS"), MCCORMICK RANCH OPERATING PARTNERSHIP, L.P., a Delaware limited partnership ("MCCORMICK"), BUFFALO OPERATING PARTNERSHIP, L.P., a Delaware limited partnership ("BUFFALO"), LAKESIDE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership ("LAKESIDE") and DURHAM OPERATING PARTNERSHIP, L.P., a Delaware limited partnership ("DURHAM") (each of Aurora, Fourwinds, McCormick, Buffalo, Lakeside, and Durham being herein called an "OPERATING PARTNERSHIP" and the Operating Partnerships and AIRCOA being herein collectively called the "BORROWERS" and, individually, a "BORROWER"), and THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, a bank organized under the laws of Hong Kong (the "BANK"), having a Branch at 140 Broadway, New York, New York, as of June 8, 1995.

          The Borrowers have requested the Bank to make loans to the Borrowers to refinance certain first mortgage debt in respect of the Hotels (as hereinafter defined), to refinance certain other debt, to finance renovations at certain of the Hotels, and to fund certain related costs, and (in the case of the Revolving Loans as hereinafter defined) to fund the seasonal working capital needs of the Hotels, and the Bank is prepared to provide such financing upon the terms and conditions hereof. Accordingly, the parties hereto agree as follows:

          SECTION 1.  DEFINITIONS AND ACCOUNTING MATTERS.

          1.01 CERTAIN DEFINED TERMS. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and VICE VERSA):

          "AFFILIATE" means (a) with respect to a corporation, any officer or director thereof and any Person that is, directly or indirectly, the legal or beneficial owner of or otherwise controls more than ten percent (10%) of any class of shares or other equity security of such corporation, or any Person, that directly or indirectly controls or is controlled by or is under common control with such corporation and (b) with respect to a partnership or venture, any general partner, general partner of a general partner, partnership with a common general partner or co-venturer thereof, or any sponsor of such partnership, as that term is used in any offering memorandum prepared in respect to any federal or state securities laws or the rules or regulations issued pursuant thereto, or any Person that, directly or indirectly, controls or is controlled by or is under common control with such partnership or venture and, if any general partner or general partner of a general partner or co-venturer is a corporation, any Person that is an Affiliate as defined in clause (a) above of such corporation. "CONTROLS" (including the correlative meanings of "controlled by" and "under common control with") means effective power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          "ANNUAL EXCESS CASH FLOW" means, for any fiscal year of AIRCOA, the aggregate consolidated net income of AIRCOA and the Operating Partnerships for such fiscal year (before tax and any extraordinary and non-recurring items) determined in accordance with generally accepted accounting principles PLUS (a) depreciation and amortization and (b) interest expense, MINUS (x) the aggregate amount of principal of and interest on the Loans accrued and payable during such fiscal year and for the year 1995, any closing costs and expenses relating to the Loans, and MINUS (y) the greater of (1) the aggregate amount required by
Section 8.12 to be expended by the Borrowers for Capital Improvements during such fiscal year (4% of Gross Revenues in 1995 and 5% of Gross Revenues in each year thereafter), and (2) the amount actually expended by the Borrowers for Capital Improvements during the applicable fiscal year, MINUS the Carryover Amount in the Capital Expenditure Reserve Account on April 15 of such fiscal year and MINUS (z) the aggregate amount of interest paid by any Borrower to any Affiliate of any Borrower.

          "APPLICABLE ALLOCATED AMOUNT" means, with respect to each Mortgaged Property, the following amounts:

               Property                      Amount
               --------                      ------

          1.   Buffalo                  $ 9,225,000
          2.   Durham                   $ 5,175,000
          3.   Fourwinds                $ 5,307,000
          4.   Aurora                   $ 1,961,000
          5.   Trout Club               $ 1,951,000
          6.   Lakeside                 $17,690,000
          7.   McCormick                $ 4,690,000

The Applicable Allocated Amounts with respect to each Mortgaged Property above shall be reduced in proportion to their relative amounts by (i) any principal payments made by the Borrowers in respect of the Mortgage Loan and (ii) any permanent reduction of the Revolving Loan Commitment.

          "APPLICABLE LENDING OFFICE" means the Branch of the Bank at 140 Broadway, New York, New York, or such other office of the Bank (or of an affiliate of the Bank) as the Bank may from time to time specify to the Borrowers (PROVIDED, that if the Bank shall specify another office and as a result the Borrowers would incur costs under Section 5 hereof in excess of those otherwise payable under such Section, then the Borrowers shall not be required to reimburse the Bank for such additional costs).

          "APPLICABLE MARGIN" means (i) for any Floating Rate Loan, 1.25% per annum, (ii) for any Eurodollar Loan, 2.00% per annum, and (iii) for any Fixed Rate Period, 2.00% per annum.

          "APPRAISED VALUE" means, as to any Hotel, the appraised value of such Hotel as most recently determined by an Appraiser in accordance with
Section 8.07 hereof, PROVIDED, that the value conclusion reached by such Appraiser shall have been previously reviewed and approved in writing by the Bank.

          "APPRAISER" means an independent real estate appraiser engaged by the Bank.

          "BASIC DOCUMENTS" means, collectively, this Agreement, the Notes, the Guaranty Agreement, the Mortgages, the Security Agreement and the Subordination Agreements.

          "BUSINESS DAY" means any day on which commercial banks are not authorized or required to close in New York City or Denver, Colorado and in respect of any payments or notices in respect of a Eurodollar Loan, on which dealings in Dollar deposits are carried out in the London interbank market.

          "CAPITAL EXPENDITURE RESERVE ACCOUNT" means an account established with the Bank by the Borrowers, designated as "AIRCOA Capital Expenditure Reserve Account", which account shall be funded and maintained pursuant to
Section 8.12 hereof.

          "CAPITAL IMPROVEMENTS" means all rehabilitation, renovation, refurbishing, equipping, construction and reconstruction with respect to the Hotels, including, without limitation, repair and replacement of facilities, furniture, fixtures and equipment, but excluding any such work which is financed with the proceeds of the Mortgage Loan.

          "CAPITAL LEASE OBLIGATIONS" means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under generally accepted accounting principles (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), and, for purposes of this

Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles (including such Statement No. 13).

          "CARRYOVER AMOUNT" has the meaning assigned to such term in
Section 8.12 hereof.

          "CASUALTY EVENT" means any loss of or damage to, or any condemnation or other taking of, any Property of any Operating Partnership.

          "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

          "COMMITMENTS" means, collectively, the Mortgage Loan Commitment and the Revolving Loan Commitment.

          "CONVERSION DATE" has the meaning attributed thereto in
Section 3.02(c) hereof.

          "DEBT SERVICE COVERAGE RATIO" means, for any fiscal year of AIRCOA, the ratio of (i) the aggregate consolidated net income of AIRCOA and the Operating Partnerships for such fiscal year (before tax and any extraordinary and non-recurring items) determined in accordance with generally accepted accounting principles PLUS (a) depreciation and amortization and (b) interest expense, MINUS the aggregate amount expended for Capital Improvements as required by Section 8.12 during such fiscal year, to (ii) the aggregate amount of principal and interest on the Loans scheduled to be paid during the immediately succeeding fiscal year of the Borrowers (using an estimated interest rate equal to the three month Eurodollar Rate in effect on April 15 of such succeeding year, plus the Applicable Margin).

          "DEBT SERVICE RESERVE ACCOUNT" means an account established by AIRCOA with the Bank, designated as AIRCOA Debt Service Reserve Account, which account shall be funded and maintained pursuant to Section 8.17 hereof.

          "DEFAULT" means an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

          "DOLLARS" and "$" mean lawful money of the United States of America.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time together with the regulations promulgated and rulings issued thereunder.

          "ERISA AFFILIATE" means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which any Borrower is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which any Borrower is a member.

          "EURODOLLAR BASE RATE" means, for any Interest Period in respect of any Eurodollar Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined by the Bank at approximately 11:00 a.m. London time (or as soon thereafter as practicable) on the date two Business Days prior to the first day of such Interest Period to be the rate for the offering by the Bank to leading banks in the London interbank market of Dollar deposits having a term comparable to such Interest Period and in an amount comparable to the principal amount of the relevant Eurodollar Loan to be outstanding for such Interest Period.

          "EURODOLLAR LOAN" means any Loan while it bears interest at a rate based upon the Eurodollar Rate.

          "EURODOLLAR RATE" means, for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined by the Bank to be equal to the Eurodollar Base Rate for such Interest Period divided by 1 minus the Reserve Requirement for such Interest Period.

          "EVENT OF DEFAULT" has the meaning assigned to such term in Section 9 hereof.

          "EXCESS PROCEEDS" means the gross proceeds derived from any sale or refinancing of any Hotel less (i) the Applicable Allocated Amount, and less (ii) reasonable commissions and broker's fees (of parties unrelated to the Borrowers) and closing costs incurred in connection with the sale or refinancing and less
(iii) a fee in an amount equal to 1% of such gross proceeds payable to the General Partner.

          "EXISTING CREDIT AGREEMENT" means the Loan Agreement dated as of February 20, 1987 among AIRCOA, certain banks and Bankers Trust Company, as Agent, as amended.

          "FIXED RATE" means the interest rate applicable to the Mortgage Loan by reason of the exercise, with respect to the Mortgage Loan, of the fixed rate option provided in Section 3.02(c) hereof.

          "FIXED RATE PERIOD" has the meaning specified in Section 3.02(c) hereof.

          "FIXED RATE LOAN" means the Mortgage Loan during the Fixed Rate
Period.

          "FLOATING RATE" means, for any day, the Prime Rate for such day PLUS the Applicable Margin.

          "FLOATING RATE LOAN" means any Loan while it bears interest at the Floating Rate.

          "FLORIDA RENEWAL NOTE" has the meaning specified in Section 2.04(a) hereof.

          "FLORIDA RENEWAL NOTE GUARANTY" means an unconditional limited Guaranty by the Borrowers in respect of the obligations of AIRCOA under the Florida Renewal Note, in form and substance satisfactory to the Bank, as amended from time to time.

          "GENERAL PARTNER" means AIRCOA Hospitality Services, Inc., a Delaware corporation.

          "GOVERNMENTAL AUTHORITY" means any arbitrator, court, governmental department, commission, board, bureau, agency or instrumentality, whether local, state, Federal or foreign.

          "GROSS REVENUES" means, for any Hotel or for all of the Hotels, as the case may be, for any applicable accounting period of the applicable Operating Partnership, revenues and income of every kind resulting from the operation of the Hotel(s) and all of its or their facilities from guests, tenants, licensees, concessionaires and other persons occupying space or rendering services in, at, on or from the Hotel(s), including, but not limited to, room, food, beverage, telephone, newsstand, recreation and rental fees, whether paid in cash or by credit, the cash value of items to the extent given without consideration or to the extent given for services rendered, except customary complementary rooms and services, and proceeds, if any, from rent or business interruption or other loss of income insurance, all as determined in accordance with generally accepted accounting principles; PROVIDED, however, that Gross Revenues shall exclude:
(i) cash or credit refunds paid to customers with respect to transactions included in Gross Revenues, (ii) gratuities, sales taxes or other items added to sales to the extent such items are paid or payable to a third party,
(iii) insurance proceeds, other than rent or business interruption or other loss of income insurance, (iv) gains arising from the sale or other disposition of capital assets including the sale of furniture, fixtures and equipment, and (v) interest or other amounts received or payable in respect of Inter-Company Advances.

          "GROUND LEASES" means those certain leases more particularly described on Schedule II hereto, as from time to time amended.

          "GROUND LEASE SUBORDINATION AGREEMENTS" means Subordination Agreements executed by the landlords under the Ground Leases in form and substance satisfactory to the Bank, as from time to time amended.

          "GUARANTOR" means Regal Hotels International Holdings Limited, a corporation organized and existing under the laws of Bermuda, and its successors and assigns.

          "GUARANTY" means, with respect to any Person, a guaranty, endorsement, or contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any other Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of such other Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor's obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms "GUARANTY" and "GUARANTEED" used as a verb shall have a correlative meaning.

          "GUARANTY AGREEMENT" means an unconditional limited guaranty by the Guarantor in respect of the obligations of each Borrower hereunder and under the other Basic Documents, in form and substance satisfactory to the Bank, as amended from time to time.

          "HOTEL LICENSOR AGREEMENTS" means one or more Consent, Subordination and Recognition Agreements or Consent and Recognition Agreements among the Operating Partnerships, the Bank and the Licensor under each License Agreement, in form and substance satisfactory to the Bank, as amended from time to time.

          "HOTEL MANAGEMENT AGREEMENTS" means the Management Agreements between the respective Operating Partnerships and the

Hotel Manager, as amended from time to time and more particularly described on
Schedule X hereto.

          "HOTEL MANAGER" means Richfield Hospitality Services, Inc., a Delaware corporation, or any other substitute hotel management company selected by the Borrower with the prior written approval of the Bank in its discretion, which approval will not be unreasonably withheld.

          "HOTEL MANAGER SUBORDINATION AGREEMENT" means a Consent, Subordination and Recognition Agreement among the Operating Partnerships, the Hotel Manager and the Bank relating to the Hotel Management Agreements, in form and substance satisfactory to the Bank, as amended from time to time.

          "HOTELS" means the hotels identified and described in Schedule I hereto, and "HOTEL" means any thereof.

          "INDEBTEDNESS" means, for any Person, (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, (other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered); (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; and (f) Indebtedness of others Guaranteed by such Person.

          "INTER-COMPANY ADVANCES" means advances by AIRCOA to one or more of the Operating Partnerships.

          "INTEREST PERIOD" means, while any Loan is a Eurodollar Loan, each period commencing on the date of such Loan or on the date such Loan was converted hereunder to a Eurodollar Loan, or the last day of the next preceding Interest Period, and ending on the numerically corresponding day in the first, second, third, sixth or twelfth calendar month thereafter, as the Borrowers may select as provided in Section 4.03 hereof; provided that (i) each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); (iii) any Interest Period in respect of the Mortgage Loan that would otherwise extend beyond the Mortgage Loan Final Maturity Date shall end on the Mortgage Loan Final Maturity Date and any Interest Period in respect of a Revolving Loan that would otherwise extend beyond the Revolving Loan Termination Date shall end on the Revolving Loan Termination Date; and (iv) subject to clause (iii) above, if an Interest Period with respect to the Mortgage Loan commences before and ends after any Principal Payment Date relating to the Mortgage Loan, that portion of the Mortgage Loan due to be repaid on such Principal Payment Date shall have a separate Interest Period ending on such Principal Payment Date and in no event shall an Interest Period extend beyond the Mortgage Loan Final Maturity Date.

          "LICENSE AGREEMENTS" means those certain License Agreements executed by Buffalo, Durham, Lakeside, Fourwinds and McCormick and more particularly described on Schedule III hereto, as from time to time amended.

          "LICENSOR" means each of those Licensors described on Schedule III attached hereto or any other substitute Licensor selected by the Borrowers with the prior written approval of the Bank, which approval shall not be unreasonably withheld or delayed. Without limiting the generality of the foregoing, the Bank hereby consents to the change of the Licensor in connection with the Fourwinds Hotel set forth on Schedule III attached hereto.

          "LIEN" means, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property. For purposes of this Agreement and the other Basic Documents, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

          "LOANS" means, collectively, the Mortgage Loan and the Revolving Loans, and "LOAN" means any thereof.

          "LOAN TO VALUE RATIO" means, as at any date, the ratio of (a) the then aggregate outstanding principal amount of the

Loans to (b) the aggregate Appraised Value of the Hotels as most recently determined by an Appraiser in accordance with the provisions of Sections 8.07 or 6(a)(xiii) hereof.

          "MANAGER/LICENSOR AGREEMENTS" means the Hotel Licensor Agreements and the Hotel Manager Subordination Agreement.

          "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) any Hotel or the operation thereof, (b) the ability of the Borrowers to perform their payment obligations under any of the Basic Documents, or their obligations hereunder in respect of maintenance of insurance or maintenance of the Hotel owned by such Borrower at the quality level at which it is currently operated,
(c) the validity or enforceability of any of the Basic Documents, (d) the rights and remedies of the Bank under any of the Basic Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith.

          "MONTHLY DEBT SERVICE AMOUNT" means, for any month, the aggregate amount of principal of and interest on the Loans scheduled to be paid during such month.

          "MORTGAGE" means any first priority Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing, between an Operating Partnership as mortgagor, and the Bank as mortgagee, or any first priority Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, from the Operating Partnership as grantor to the Bank as grantee, each creating a lien on a Hotel and the related Mortgaged Property, and in form and substance satisfactory to the Bank, as amended from time to time.

          "MORTGAGED PROPERTY" means, collectively, all Property subject to the Liens of the Mortgages.

          "MORTGAGE LOAN" has the meaning set forth in Section 2.01(a) hereof.

          "MORTGAGE LOAN COMMITMENT" means the obligation of the Bank, on and subject to the terms and conditions of this Agreement, to make the Mortgage Loan.

          "MORTGAGE LOAN FINAL MATURITY DATE" means the date five (5) years after the date of this Agreement; PROVIDED, that if such date is not a Business Day, the Mortgage Loan Final Maturity Date shall be the immediately preceding Business Day.

          "MORTGAGE NOTE" has the meaning specified in Section 2.04(a) hereof.

          "MULTIEMPLOYER PLAN" means a multiemployer plan defined as such in
Section 3(37) of ERISA to which AIRCOA or an ERISA Affiliate is then making contributions or to which contributions have been made by AIRCOA or any ERISA Affiliate during the preceding five years and which is covered by Title IV of ERISA.

          "NATIONAL CITY BANK DEBT" means unsecured indebtedness owed by AIRCOA to National City Bank (Indiana), the principal amount of which on the date hereof is $1,815,000.

          "NEW YORK RESTATED NOTE" has the meaning specified in Section 2.04(a) hereof.

          "NOTES" means, collectively, the Mortgage Note, the Florida Renewal Note, the New York Restated Note and the Revolving Note.

          "OPERATING PARTNERSHIPS" means, collectively, the respective entities specified on Schedule I hereto, each of which is the owner of the Hotel corresponding to its name on said Schedule.

          "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

          "PERIL" means, collectively, fire, lightning, flood, windstorm, hail, earthquake, explosion, riot and civil commotion, vandalism and malicious mischief, damage from aircraft, vehicles and smoke and all other perils covered by the "all-risk" endorsement then in use in the jurisdictions where the properties of the respective Operating Partnerships are located.

          "PERMITS" means all certificates, permits, licenses and other approvals, including, certificates of occupancy and liquor licenses, now or hereafter necessary or required in connection with the ownership, use, occupancy and operation of any Hotel.

          "PERSON" means any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

          "PLAN" means an employee benefit or other plan established or maintained by AIRCOA or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

          "POST-DEFAULT RATE" means, in respect of any principal, interest or other amount payable under this Agreement, the Notes or any other Basic Document that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to (i) in respect of any Eurodollar Loan, 2% per annum in excess of the rate otherwise applicable hereunder for the balance of the then current Interest Period and thereafter 2% per annum above the Floating Rate in effect from time to time, or (ii) in respect of any Floating Rate Loan, 2% per annum above the Floating Rate in effect from time to time, or (iii) in respect of any Loan that bears interest at the Fixed Rate, 2% per annum above the Fixed Rate.

          "PREVAILING MARKET RATE" means, for the Fixed Rate Period, the rate reasonably determined by the Bank to be the Bank's fixed rate cost of funding an amount equal to the unpaid principal amount of the Mortgage Loan for the Fixed Rate Period.

          "PRIME RATE" means the rate of interest from time to time publicly announced by Marine Midland Bank at its New York City Main Branch as its prime rate (being a base rate for calculating interest on certain loans), each change in any interest rate hereunder based on the Prime Rate to take effect at the time of such change in the Prime Rate.

          "PRINCIPAL PAYMENT DATE" means the first Business Day of each calendar month commencing with July 1, 1995 to and including the first Business Day of the month in which the Mortgage Loan Final Maturity Date falls and the Mortgage Loan Final Maturity Date.

          "PROPERTY" means all property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and any right or interest therein.

          "RELEASE PRICE" shall mean, with respect to each Hotel, the sum of (i) the Applicable Allocated Amount, plus (ii) an amount equal to 50% of the Excess Proceeds.

          "REGULATORY CHANGE" means any change after the date of this Agreement in Federal, state or foreign law or regulations (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) applying to a class of banks including the Bank or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including the Bank of or under any Federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

          "REVOLVING LOAN" has the meaning set forth in Section 2.01(b) hereof.

          "REVOLVING LOAN COMMITMENT" means the obligation of the Bank, on and subject to the terms and conditions of this Agreement, to make Revolving Loans.

          "REVOLVING LOAN TERMINATION DATE" means the date one (1) year after the date of this Agreement, as such date may be extended pursuant to
Section 2.01(b)(3) hereof; PROVIDED, that if said date or any such extended date would otherwise fall on a day that is not a Business Day, the Revolving Loan Termination Date shall be the immediately preceding Business Day.

          "REVOLVING NOTE" has the meaning specified in Section 2.04(b) hereof.

          "RESERVE REQUIREMENT" means, for any Interest Period, the average maximum rate at which reserves (including, without limitation, any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D of the Board of Governors of the Federal Reserve System by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against "Eurocurrency liabilities" (as such term is used in said Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall include any other reserves required to be maintained by such member banks by reason of any Regulatory Change with respect to (i) any category of liabilities that includes deposits by reference to which the Eurodollar Base Rate is to be determined as provided in the definition of "Eurodollar Base Rate" in this Section 1.01 or (ii) any category of extensions of credit or other assets that includes the Loans.

          "SECURITY AGREEMENT" means a Security Agreement among the Borrowers and the Bank covering personal property relating to the Hotels (together with any and all instruments evidencing the same), in form and substance satisfactory to the Bank, as amended from time to time.

          "SECURITY DOCUMENTS" means, collectively, the Security Agreement, the Mortgages and all Uniform Commercial Code financing statements required by this Agreement, the Security Agreement or the Mortgages to be filed with respect to the security interests in the personal property and fixtures created pursuant to the Security Agreement and the Mortgages.

          "SUBSIDIARY" means, for any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

          "TITLE COMPANY" and "TITLE POLICY" have the meanings assigned to such terms in Section 6(a)(vii) hereof.

          "UNIFORM COMMERCIAL CODE" means the Uniform Commercial Code in effect in any state to the extent the same is applicable by law to any portion of the Mortgaged Property.

          "UNIFORM SYSTEM OF ACCOUNTS" means the "Uniform System of Accounts for Hotels", as approved by the American Hotel and Motel Association, as in effect from time to time.

          In addition, the terms "ENVIRONMENTAL CLAIM", "ENVIRONMENTAL LAWS", "HAZARDOUS MATERIALS", "IMPROVEMENTS", "LAND", "LEASES", "LEGAL REQUIREMENTS", "MATERIAL CONTRACTS", "PERMITTED ENCUMBRANCES" and "TRANSFER" have the respective meanings assigned to them in the Mortgages.

          1.02  ACCOUNTING TERMS AND DETERMINATIONS.

          (a) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements, certificates, reports and calculations as to financial matters required to be delivered to the Bank hereunder shall be prepared, in accordance with the Uniform System of Accounts, subject to generally accepted accounting principles and public reporting requirements as required by Securities and Exchange Commission rules and regulations used in the preparation of the latest financial statements furnished to the Bank in connection herewith.

          (b) Without first obtaining the Bank's consent, which shall not be unreasonably withheld, the Borrowers will not change the last day of their fiscal year from December 31 of each year, or the last days of the first three fiscal quarters in each of their fiscal years from the last day of March, June and September of each year, respectively.

          (c) The Borrowers shall retain an independent certified public accounting firm of recognized national standing in connection with the preparation and/or audit of the financial statements of the Borrowers, which accounting firm shall be reasonably acceptable to the Bank. The Borrowers have as of the date hereof engaged KPMG Peat Marwick, such firm being deemed acceptable to the Bank.

          SECTION 2.  THE COMMITMENTS, LOANS, NOTES AND PREPAYMENTS.

          2.01  THE LOANS.

          (a) (1) The Bank agrees, on and subject to the terms and conditions of this Agreement, to make one loan to the Borrowers (the "MORTGAGE LOAN") in Dollars on a Business Day on or before June 30, 1995 in the amount of $45,000,000.

          (2) The proceeds of the Mortgage Loan shall be applied by the Borrowers forthwith as follows (PROVIDED, that the Bank shall have no responsibility as to the use of any of such proceeds):

                         (i) an amount equal to $38,950,000 shall be applied to repay in full the aggregate outstanding principal amount of the loans under the Existing Credit Agreement;

                        (ii) an amount equal to $1,815,000 shall be applied to repay in full the National City Bank Debt;

                       (iii) an amount equal to $3,250,000 shall be applied to the making of Inter-Company Advances to one or more of the Operating Partnerships to fund renovations at the Hotels; and

                        (iv) an amount equal to $985,000 shall be available to fund the payment of facility fee and estimated closing costs in connection herewith (including legal, environmental and engineering due diligence expenses and a fee in the amount of $160,000 payable to the General Partner and a fee in the amount of $230,000 payable to the Guarantor or its designee).

          (b) (1) The Bank agrees, on and subject to the terms and conditions of this Agreement, to make loans ("REVOLVING LOANS") to the Borrowers in Dollars on any Business Day on or before the Revolving Loan Termination Date up to an aggregate principal amount at any one time outstanding equal to $1,000,000. Each borrowing under this Section 2.01(b) shall be in the minimum amount of $50,000 or an integral multiple thereof.

          (2) The proceeds of the Revolving Loans shall be applied by the Borrowers to finance the seasonal working capital needs of the respective Hotels; PROVIDED, that the Bank shall have no responsibility as to the use of any of such proceeds.

          (3) The Revolving Loan Termination Date at any time shall be automatically extended to the date (an "extended date") one (1) year thereafter if, immediately prior to and on such Revolving Loan Termination Date, (i) no Default has occurred and is continuing, and (ii) the aggregate outstanding principal amount of the Revolving Loans is reduced to $500,000 or less for a period of 60 consecutive days during such year, commencing with January 1996; PROVIDED, that no such extension shall cause the Revolving Loan Termination Date to fall on a date later than the Mortgage Loan Final Maturity Date. In the event of each such extension, the Revolving Loan Termination Date shall be the extended date.

          (4) No Revolving Loans shall be made until the Mortgage Loan has been made.

          (c) The proceeds of each Loan shall, subject to the terms and conditions of this Agreement, be remitted as directed by the Borrowers.

          2.02 BORROWING. The Borrowers shall give the Bank notice of each borrowing hereunder as provided in Section 4.03 hereof. At or prior to 11:00 a.m. on the date specified for such borrowing hereunder, the Bank shall, subject to the terms and conditions of this Agreement, make available the amount of such borrowing as specified in Section 2.01(c) hereof.

          2.03 FEES. In consideration of the Bank's entering into this Agreement, the Borrowers shall pay to the Bank on the date hereof a non-refundable facility fee in an amount equal to U.S. $300,000, which fee is allocated ratably between the Mortgage Loan and the Revolving Loan facilities.

          2.04  NOTES.

          (a) The Mortgage Loan shall be collectively evidenced by the following notes:

               (i) a promissory note in substantially the form of EXHIBIT A-1 hereto (as from time to time amended, the "MORTGAGE NOTE");

              (ii) a promissory note in substantially the form of EXHIBIT A-2 hereto (as from time to time amended, the "NEW YORK RESTATED NOTE"); and

             (iii) a promissory note in substantially the form of EXHIBIT A-3 hereto (as from time to time amended, the "FLORIDA RENEWAL NOTE").

          (b) The Revolving Loans shall be evidenced by a promissory note in substantially the form of EXHIBIT A-4 hereto (as from time to time amended, the "REVOLVING NOTE").

          2.05 OPTIONAL PREPAYMENTS. The Borrowers shall have the right to prepay the Loans in whole or in part at any time or from time to time, subject always to Section 5.04 hereof, PROVIDED that (a) the Borrowers shall give the Bank notice of each such prepayment as provided in Section 4.03 hereof (and, on the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable hereunder); (b) each prepayment under this Section
2.05 shall be in a principal amount of $250,000 or an integral multiple thereof (or, if less, the then aggregate unpaid principal amount of the Loans) and shall be applied, in the case of prepayments of the Mortgage Loan, to the installments of principal thereof in the inverse order of maturity; and (c) the Borrowers shall, simultaneously with the making of each prepayment of principal of the Mortgage Loan pursuant to this Section 2.05, pay to the Bank a prepayment premium, such prepayment premium to be (i) in the case of any such prepayment during the period from the date of the Mortgage Loan to and including the second anniversary of the date of this Agreement, an amount equal to 1% of the principal amount so prepaid and (ii) in the case of any such prepayment thereafter and to and including the third anniversary of the date of this Agreement, an amount equal to 0.5% of the principal amount so prepaid (and no prepayment premium shall be applicable to prepayments under this Section 2.05 after such third anniversary). Notwithstanding the provisions of (c) above, but without prejudice to the provisions of Section 5.04, no prepayment penalty shall be due in connection with repayments of the Revolving Loans, Mandatory Prepayments pursuant to Section 2.06, or upon acceleration of the Loan following an Event of Default.

          2.06 MANDATORY PREPAYMENTS. (a) If a Casualty Event shall occur with respect to any Hotel, the Borrowers shall prepay the Mortgage Loan on the dates, and in the amounts, specified in the Mortgage relating to such Hotel.

          (b)  The Borrowers shall prepay the Mortgage Loan in accordance with
     Section 10.14 hereof in the case of any
     release of any Hotel from the Lien of the Security Documents effected pursuant to said Section.

          (c)  Each prepayment of the Mortgage Loan pursuant to this Section
     2.06 shall be applied to the installments of principal of the Mortgage Loan in the inverse order of their maturities.

          (d) Nothing in this Section 2.06 shall be deemed to limit any obligation of any Borrower under any Mortgage or under the Security Agreement.

          2.07 INTEREST AND OTHER CHARGES ON PREPAYMENT. If the Loans are prepaid, in whole or in part, pursuant to Sections 2.05 or 2.06, each such prepayment shall be made (in the case of prepayments under Section 2.05) on the prepayment date specified in the notice to the Bank pursuant to Section 4.03 hereof, and in every case together with (a) the accrued and unpaid interest on the principal amount prepaid and (b) any amounts payable to the Bank pursuant to
Section 5.04 with respect to such principal amount.

          SECTION 3.  PAYMENTS OF PRINCIPAL AND INTEREST.

          3.01  REPAYMENT.

          (a) The Borrowers agree to repay to the Bank the principal amount of the Mortgage Loan in consecutive monthly installments, one payable on each Principal Payment Date, commencing with the first such date after the date of the Mortgage Loan. Each such installment shall be in the amount of $90,000 except that the final such installment, payable on the Mortgage Loan Final Maturity Date, shall be in an amount equal to the then unpaid principal amount of the Mortgage Loan.

          (b) The Borrowers agree to repay to the Bank the aggregate outstanding principal amount of the Revolving Loans on the Revolving Loan Termination Date.

          3.02  INTEREST.

          (a) Each Loan shall bear interest at a rate based upon the Eurodollar Rate (during which period such Loan shall be referred to as a "EURODOLLAR LOAN"), or, at the option of the Borrowers as provided below, at the Floating Rate (during which period such Loan shall be referred to as a "FLOATING RATE LOAN"), and the Borrowers may, subject to Sections 3.02(c) and (f) hereof, convert such Loan from one basis to another as provided herein.

          (b) The Borrowers agree to pay interest on the unpaid principal amount of each Loan, for the period from and including the date of such Loan to but not including the date such principal shall be paid in full, (i) while it is a Eurodollar Loan, for each Interest Period relating thereto, at the Eurodollar Rate for such Interest Period PLUS the Applicable Margin and (ii) while it is a Floating Rate Loan, at the Floating Rate; PROVIDED, however, that if the Borrowers shall exercise the fixed rate option provided in Section 3.02(c) hereof with respect to the Mortgage Loan, the Borrowers agree to pay interest on the unpaid principal amount of the Mortgage Loan, for the Fixed Rate Period, at the Fixed Rate.

          (c) The Borrowers may, by not less than ten Business Days' prior written notice to the Bank, elect to convert interest on the Mortgage Loan (or a portion of the principal amount thereof, any such portion not to be in an amount of less than $1,000,000) to a fixed rate basis as herein provided, any such conversion to take effect on the date (each, a "CONVERSION DATE") specified in such notice (which shall be the last day of an Interest Period if the Mortgage Loan is a Eurodollar Loan) and to have effect for a period (each, a "FIXED RATE PERIOD") of not less than one year and not more than five years (and shall in any event not extend beyond the Mortgage Loan Final Maturity Date) as specified in any such notice. The Borrowers may not have more than two different Fixed Rate Periods with respect to the Mortgage Loan in effect at any one time. The rate applicable for any such Fixed Rate Period shall be the rate (the "FIXED RATE") determined by the Bank to be the sum of (i) the Bank's fixed cost of funding the Mortgage Loan (or portion thereof) for such Fixed Rate Period PLUS
(ii) the Applicable Margin. During any such Fixed Rate Period the Borrowers may not convert the Loans as contemplated by Section 3.02(a) hereof.

          (d) Notwithstanding the foregoing, the Borrowers agree to pay interest on the overdue principal of any Loan and on any interest or other amount whatsoever payable hereunder or under the Notes which shall not be paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), at the applicable Post-Default Rate.

          (e) Accrued interest on each Loan shall be payable, while it is a Eurodollar Loan, on the last day of each Interest Period therefor and, in the case of an Interest Period of longer than three months, on each quarterly anniversary of the first day of such Interest Period, and while it is a Floating Rate Loan, monthly on the last Business Day of each calendar month, and upon any conversion of such Loan from a Floating Rate Loan to a Eurodollar Loan, and, if the Borrowers have exercised the fixed rate option provided in Section 3.02(c) hereof as to the Mortgage

Loan, on each Principal Payment Date, and at maturity; PROVIDED, that interest payable at the Post-Default Rate shall be payable from time to time on demand.

          (f) The Borrowers may, by giving not less than two Business Days' prior written notice to the Bank, convert any Floating Rate Loan to a Eurodollar Loan or, on the last day of an Interest Period for any Eurodollar Loan, convert such Eurodollar Loan to a Floating Rate Loan; PROVIDED, that the principal amount converted shall in each case be at least $500,000; and FURTHER PROVIDED, that the Borrowers may not have more than three different Interest Periods with respect to Eurodollar Loans in effect at any one time.

          (g) Promptly after the determination of any interest rate provided for herein or any change therein, the Bank shall give notice thereof to the Borrowers.

          SECTION 4.  PAYMENTS; COMPUTATIONS; ETC.

          4.01  PAYMENTS.

          (a) Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrowers under this Agreement and the Notes and all payments to be made by the Borrowers under any other Basic Document shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Bank at its branch at 140 Broadway, New York, New York (or such other location in New York State as the Bank may direct in writing), not later than 2:00 p.m. New York time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

          (b) The Bank may (but shall not be obligated to) debit the amount of any such payment that is not made by such time to any ordinary deposit account of any of the Borrowers with the Bank (with notice to the Borrowers promptly thereafter).

          (c) The Borrowers shall, at the time of making each payment under this Agreement or the Notes, specify to the Bank the Loan or Loans or other amount payable hereunder to which such payment is to be applied (and in the event the Borrowers fail to so specify, or if an Event of Default has occurred and is continuing, the Bank may apply the amount of such payment toward amounts then due and owing in such manner as it may determine to be appropriate).

          (d) Except as otherwise expressly provided herein, if the due date of any payment under this Agreement or the Notes would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

          4.02 COMPUTATIONS. Interest on the Loans based on the Eurodollar Rate or the Fixed Rate shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable and interest on the Loans based on the Floating Rate, if applicable, shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

          4.03 CERTAIN NOTICES. All notices and other communications to be given by the Borrowers under this Agreement and the other Basic Documents (including without limitation all notices of borrowing, all notices as to payments or prepayments, all notices as to the selection of Interest Periods or the conversion of interest rates, and all other notices whatsoever) shall be given by AIRCOA on behalf of the Borrowers, and all notices and other communications whatsoever to be given by the Bank to the Borrowers hereunder shall be given to AIRCOA on behalf of the Borrowers. Notices by the Borrowers to the Bank of borrowings, optional prepayments of any of the Loans, selection of the duration of Interest Periods, conversion to a Eurodollar Loan or to a Floating Rate Loan and any exercise of the fixed rate option pursuant to Section 3.02(c) hereof shall be irrevocable and shall be effective only if received by the Bank not later than 2:00 p.m. New York time on the number of Business Days prior to the date of the relevant occurrence specified below:

                                             Number of
                                             Business Days'
          Notice                             Prior Notice
          ------                             ------------

     Borrowing                                    2

     Prepayment                                   3

     Selection of duration of Interest
       Period                                     2

     Conversion to Eurodollar Loan or
       Floating Rate Loan                         2

     Conversion to Fixed Rate                     10

Each notice of optional prepayment shall specify the amount of the Loans to be prepaid, the allocation of such prepayment among the Loans and the date of prepayment (which shall be a Business Day) and such other details as the Bank may request, each notice of selection of an Interest Period shall specify the duration of such Interest Period, each notice of conversion pursuant to Section
3.02 hereof shall specify the amount converted and the date of such conversion, and any notice of election pursuant to Section 3.02(c) hereof shall specify the date on which such election is to take effect.

          In the event that the Borrowers fail to select the duration of an Interest Period within the time period and otherwise as provided in this
Section 4.03, the duration of such Interest Period will automatically be one month. In the event the Borrowers fail to select the allocation of payments among the Loans, the Bank shall select such allocation.

          4.04 SET-OFF. The Borrowers agree that, in addition to (and without limitation of) any right of set-off, banker's lien or counterclaim the Bank may otherwise have, the Bank shall be entitled, at its option, to offset balances held by it for account of any of the Borrowers at any of its offices, in Dollars or in any other currency, against any principal of or interest on the Loans or any other amount payable to the Bank hereunder that is not paid when due (regardless of whether such balances are then due to any such Borrower), in which case it shall promptly notify the Borrowers thereof, PROVIDED, that the Bank's failure to give such notice shall not affect the validity thereof.

          SECTION 5.  YIELD PROTECTION, ETC.

          5.01  ADDITIONAL COSTS.

          (a) The Borrowers shall pay to the Bank from time to time such amounts as the Bank may reasonably determine to be necessary to compensate the Bank for any costs that the Bank determines are attributable to its making or maintaining of any Loan as a Eurodollar Loan or its obligation to make any Loan as a Eurodollar Loan hereunder, or any reduction in any amount receivable by the Bank hereunder in respect of such Loan or such obligation (such increases in costs and reductions in amounts receivable being herein called "ADDITIONAL COSTS"), in each case resulting from any Regulatory Change that:

          (i) changes the basis of taxation of any amounts payable to the Bank under this Agreement or the Notes (other than taxes imposed on or measured by the overall net income of the Bank or of its Applicable Lending Office by the jurisdiction in which the Bank or such Applicable Lending Office or its principal office is located); or

              (ii) imposes or modifies any reserve, special deposit or similar requirements (other than the Reserve Requirement utilized in the determination of the Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Bank (including, without limitation, any such deposits referred to in the definition of "Eurodollar Base Rate" in Section 1.01 hereof), or any commitment of the Bank (including, without limitation, the Commitments); or

             (iii) imposes any other condition affecting this Agreement or the Notes (or any of such extensions of credit or liabilities) or the Commitments.

          (b) Without limiting the effect of the provisions of clause (a) of this Section 5.01 (but without duplication), in the event that, by reason of any Regulatory Change, the Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of the Bank that includes deposits by reference to which the Eurodollar Rate is determined as provided in this Agreement or a category of extensions of credit or other assets of the Bank that includes the Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if the Bank so elects by notice to the Borrowers, the obligation of the Bank to continue the Loans based on the Eurodollar Rate hereunder shall be suspended effective on the last day of the then current

Interest Period until such Regulatory Change ceases to be in effect and each Loan shall, during such suspension, bear interest at the Floating Rate (unless and until converted to a Loan based upon the Fixed Rate pursuant to
Section 3.02(c) hereof).

          (c)  Without limiting the effect of the foregoing provisions of this
Section 5.01 (but without duplication), the Borrowers shall pay to the Bank from time to time on request such amounts as the Bank may reasonably determine to be necessary to compensate the Bank (or, without duplication, the bank holding company of which the Bank is a subsidiary) for any costs that it determines are attributable to the maintenance by the Bank (or any Applicable Lending Office or such bank holding company), pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any Governmental Authority (i) following any Regulatory Change or (ii) implementing any risk-based capital guideline or other requirement (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) applying to a class of banks including the Bank, hereafter issued by any government or governmental or supervisory authority implementing at the national level the Basle Accord (including, without limitation, the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 208, Appendix A; 12 C.F.R. Part 225, Appendix A) and the Final Risk-Based Capital Guidelines of the Office of the Comptroller of the Currency (12 C.F.R. Part 3, Appendix A)), of capital in respect of the Commitments or the Loans (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of the Bank (or any Applicable Lending Office or such bank holding company) to a level below that which the Bank (or any Applicable Lending Office or such bank holding company) could have achieved but for such law, regulation, interpretation, directive or request). For purposes of this Section 5.01(c), "BASLE ACCORD" shall mean the proposals for risk-based capital framework described by the Basle Committee on Banking Regulations and Supervisory Practices in its paper entitled "International Convergence of Capital Measurement and Capital Standards" dated July 1988, as amended, modified and supplemented and in effect from time to time or any replacement thereof.

          (d) The Bank shall notify the Borrowers of any event occurring after the date of this Agreement entitling the Bank to compensation under clause (a) or (c) of this Section 5.01 as promptly as practicable, and will designate a different Applicable Lending Office for the Loans if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable opinion of the Bank, be disadvantageous to the Bank. The Bank will furnish to the Borrowers a certificate setting forth the basis and amount of each request by the Bank for compensation under clause (a) or (c) of this Section 5.01. Determinations and allocations by the Bank for purposes of this Section 5.01 of the effect of any Regulatory Change pursuant to clause (a) or (b) of this Section 5.01, or of the effect of capital maintained pursuant to clause (c) of this Section 5.01, on its costs or rate of return of maintaining the Loans or its obligation to make the Loans, or on amounts receivable by it in respect of the Loans, and of the amounts required to compensate the Bank under this Section 5.01, shall be conclusive and binding on each of the Borrowers in the absence of manifest error.

          (e) Notwithstanding anything to the contrary in this Agreement, in the event that the Bank exercises any of its rights pursuant to this Section 5.01, (a) the Borrowers shall be entitled to repay the Loans without payment of any prepayment penalty required pursuant to Section 2.05 above, but without prejudice to the provisions of Section 5.04 and (b) the Bank agrees not to impose Additional Costs or apply the provisions of this Section 5.01 to the Borrowers unless it confirms to the Borrowers it is imposing costs similar to those described in this Section 5.01 to similarly situated borrowers, as determined by the Bank.

          5.02 EURODOLLAR RATE. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any Eurodollar Base Rate for any Interest Period, the Bank reasonably determines that:

          (a) quotations of interest rates for the relevant deposits referred to in the definition of "Eurodollar Base Rate" in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for any Eurodollar Loans as provided herein; or

          (b) the relevant rates of interest referred to in the definition of "Eurodollar Base Rate" in Section 1.01 hereof upon the basis of which the rate of interest for the Eurodollar Loans for such Interest Period is to be determined are not likely adequately to cover the cost to the Bank of making or maintaining any Eurodollar Loans for such Interest Period;

then the Bank shall give the Borrowers prompt notice thereof and, so long as such condition remains in effect, the Bank shall be under no obligation to make any such Eurodollar Loan, or if any such Loan is already outstanding as a Eurodollar Loan, it shall, commencing immediately after the end of the then current Interest Period, bear interest at the Floating Rate (unless and until such Loan is thereafter converted to a Loan based upon the Fixed Rate pursuant to Section 3.02(c) hereof). The Bank shall promptly notify the Borrowers upon the cessation of any facts and circumstances which resulted in suspension under this Section 5.02, whereupon the Borrowers' right to cause such Loan to be Eurodollar Loans shall be reinstated.

          5.03 ILLEGALITY. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for the Bank or its Applicable Lending Office to honor its obligation to make or maintain the Loans, then the Bank shall promptly notify the Borrowers thereof and the Bank's obligation to make the Loans shall be suspended until such time as the Bank may again make the Loans and the Borrowers shall, if required by applicable law, upon the request of the Bank, prepay the Loans together with accrued interest thereon (without any prepayment penalty under Section 2.05, but without any prejudice to the provisions of Section 5.04).

          5.04 COMPENSATION. The Borrowers shall pay to the Bank, upon the request of the Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of the Bank) to compensate it for any loss, cost or expense that the Bank determines is attributable to:

          (a) any payment or prepayment (mandatory or optional) of the principal of a Eurodollar Loan for any reason (including, without limitation, the acceleration of such Loan pursuant to Section 9 hereof) on a date other than the last day of an Interest Period with respect thereto (and the Bank will use reasonable efforts to minimize any such loss, cost or expense if it can reasonably do so without material disadvantage to the
     Bank); or

          (b) any failure by the Borrowers for any reason (including, without limitation, the failure of any of the conditions precedent specified in
     Section 6 hereof to be satisfied) to borrow a Eurodollar Loan on the date for such borrowing specified in the relevant notice of borrowing given pursuant to Section 2.02 hereof or any failure to convert to or from a Eurodollar Loan after notice pursuant to Section 2.02 hereof; or

          (c) during the Fixed Rate Period any payment or prepayment (mandatory or optional) of the Mortgage Loan for any reason (including, without limitation, the acceleration of the maturity of the Mortgage Loan pursuant to Section 9 hereof) except for payment on any Principal Payment Date in respect of the Mortgage Loan of the amount scheduled to be paid on such date.

          Except with respect to any such event occurring during the Fixed Rate Period or with respect to the Fixed Rate Loan, such compensation with respect to such Loan shall be an amount equal to the excess, if any, of (i) the amount of interest that otherwise would have accrued on the principal amount so paid, prepaid or not borrowed for the period from the date of such payment, prepayment or failure to borrow to the last day of the then current Interest Period (or, in the case of a failure to borrow, the Interest Period that would have commenced on the date specified for such borrowing) at the applicable rate of interest (not including the Applicable Margin) for such Loan provided for herein over
(ii) the amount of interest that otherwise would have accrued on such principal amount at a rate per annum equal to the rate the Bank would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by the Bank).

          With respect to any such event occurring during the Fixed Rate Period or with respect to the Fixed Rate Loan, such compensation shall be an amount equal to the excess, if any, of (i) the amount of interest (discounted to present value at such rate as the Bank may reasonably determine) that otherwise would have accrued on the principal amount so paid or prepaid for the period from the date of such payment or prepayment to the last day of the Fixed Rate Period at the Fixed Rate (but not including the Applicable Margin) over (ii) the amount of interest (discounted as aforesaid) that would accrue on such principal amount at the Prevailing Market Rate for such period.

          The Bank will use reasonable efforts to minimize any losses, costs and expenses as to which the Borrowers will be required to compensate the Bank hereunder, to the extent the Bank can reasonably do so without material disadvantage to the Bank.

          Notwithstanding anything to the contrary in this Agreement, in the event that the Bank exercises any of its rights pursuant to this Section 5.04(a) the Borrowers shall be entitled to repay the Loans without the payment of any prepayment penalty required pursuant to Section 2.05 above (but subject to payment of the amounts provided for in this Section 5.04) and (b) the Bank agrees not to request compensation from or apply the provisions of this Section
5.04 to the Borrowers unless the Bank confirms to the Borrowers it is requiring similar compensation from similarly situated borrowers as determined by the Bank.

          5.05 WITHHOLDING TAXES. The Borrowers agree to pay to the Bank such additional amounts as are necessary in order that the net payment of any amount due hereunder or under any of the other Basic Documents, after deduction for or withholding of any present or future tax imposed by or within the United States, will be not less than the amount stated to be due hereunder; PROVIDED, that if such taxes are incurred as a result of the Bank's decision to change the Applicable Lending Office to which the income from the Loans is attributable for U.S. tax purposes, the Borrowers shall not be responsible for those costs which exceed those they would have incurred had the Bank not changed the Applicable Lending Office. The Bank shall provide the Borrowers with a form prescribed by the United States Internal Revenue Service (currently, Form 4224 or Form 1001) certifying the Bank's exemption from United States withholding taxes with respect to all payments to be made to the Bank under this Agreement and any other Basic Document at the date of such certificate, and if the Bank fails to provide the Borrowers with the prescribed form referred to in the preceding sentence, indicating that such payments are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrowers may withhold taxes from such payments at the applicable statutory rate and shall not be obligated to pay any additional amounts described in the first sentence of this section; PROVIDED, that this sentence shall be inapplicable in the event that the Bank is not able to make the certification set forth in such prescribed form as a result of a change in United States federal income tax law, regulation or interpretation occurring after the date hereof, or of an amendment, modification or revocation of an applicable tax treaty or a change in official position regarding the application or interpretation thereof, in each case, occurring after the date hereof.

          SECTION 6. CONDITIONS PRECEDENT. (a) The obligation of the Bank to make the Mortgage Loan is subject to the condition precedent that the Bank shall have received the following documents, each of which shall be satisfactory to the Bank in form and substance:

          (i) CORPORATE DOCUMENTS. Certified copies of the partnership agreements and other documents evidencing the existence and good standing of each Borrower, the Hotel Manager and the Guarantor and the due authorization of the making and performance by them of this Agreement and the other Basic Documents to which each is a party.

         (ii)  LEGAL OPINIONS.

               (A) An opinion or opinions, dated the date of the Mortgage Loan, of counsel to the Borrowers, the Guarantor and the Hotel Manager covering such matters with respect to this Agreement and the other Basic Documents to which they are parties as the Bank or its counsel may require which opinions shall contain a statement that any financial institution that obtains an assignment of any interest in the Loans or a participation interest in the Loans can rely on such opinions as if such opinions were addressed to such financial institution (and the Borrowers hereby instruct such counsel to deliver such opinion or opinions to the
          Bank).

             (B) An opinion of Milbank, Tweed, Hadley & McCloy, special New York counsel to the Bank, as to such matters relating hereto as the Bank may require.

        (iii)  NOTES.  The Notes, duly completed and executed.

         (iv) GUARANTY AGREEMENTS. The Guaranty Agreement and the Florida Renewal Note Guaranty.

          (v) MANAGER/LICENSOR AGREEMENTS. The Hotel Manager Subordination Agreement and the Hotel Licensor Agreements, together with evidence of the due authorization thereof by the parties thereto.

         (vi) ACCOUNTS. Evidence of the authorization and establishment of the Capital Expenditure Reserve Account and the Debt Service Reserve Account.

        (vii) MORTGAGE AND TITLE INSURANCE. The following documents with respect to each Hotel, each of which shall be executed (and, where appropriate, acknowledged) by Persons satisfactory to the Bank:

               (A) the Mortgage relating to such Hotel, duly executed and delivered by the applicable Operating Partnership in recordable form (in such number of copies as the Bank shall have requested), together with appropriately completed and duly executed Uniform Commercial Code financing statements and payment of all mortgage recording fees;

               (B) American Land Title Association, extended coverage, loan policy of title insurance Form B-1970 (Rev. 10-17-84) or other form satisfactory to the Bank, issued by a title insurance company acceptable to the Bank, insuring the lien of such Mortgage in an aggregate amount not less than the amount of the Mortgage Loan and confirming the nonexistence of any Liens, judgments, taxes or assessments affecting the

          Mortgaged Property (other than the Liens created by the relevant Mortgage and the Security Agreement and Permitted Encumbrances), together with such endorsements as the Bank shall require and evidence of payment of all premiums due thereon and charges and fees in respect thereof (such title company is referred to herein as the "TITLE COMPANY" and such title policy is referred to herein as the "TITLE POLICY"); and

               (C) an updated "as-built" survey, prepared by a licensed surveyor acceptable to the Bank showing such matters as may be required by the Bank with respect to such Hotel, certified by surveyor and otherwise satisfactory to the Bank and the Title Company and adequate for the Title Company to remove the general survey exception from the Title Policy.

       (viii) SECURITY AGREEMENT. The Security Agreement, together with evidence that the Borrowers shall have taken such other action (including, without limitation, delivering to the Bank, for filing, appropriately completed and duly executed copies of Uniform Commercial Code financing statements and satisfactory UCC searches) as the Bank shall have requested in order to perfect the security interests created pursuant to the Security Agreement as first priority security interests.

         (ix) UCC SEARCHES. Evidence that a search of the public records discloses no conditional sales contracts, chattel mortgages, leases of personalty, financing statements, or Liens filed or recorded against AIRCOA, the Operating Partnerships or the Hotels or in respect of any other property interests covered, or to be covered, by the Liens referred to in the Security Agreement, other than those granted by AIRCOA and the Operating Partnerships to the Bank as contemplated by this Agreement, and those expressly permitted by the Security Documents or those which will be removed of record prior to the making of the Mortgage Loan.

          (x) INSURANCE. Certificates of insurance evidencing the existence of all insurance required to be maintained by the Operating Partnerships pursuant to Section 8.13 hereof and the designation of the Bank as the loss payee or additional insured, as the case may be, thereunder to the extent required by said Section 8.13 in respect of all insurance covering the Property of the Operating Partnerships, such certificates to be in such form and contain such information as is specified in said Section 8.13.

         (xi) ENVIRONMENTAL SURVEYS. A "Phase I" environmental survey and assessment with respect to each Hotel, prepared by a firm of licensed engineers familiar with the identification of toxic and hazardous substances, at the Borrowers' expense, in form and substance satisfactory to the Bank, such environmental survey and assessment to be based upon physical on-site inspections by such firm, as well as a historical review of the uses of the related real estate and of the business and operations thereof, and stating whether or not there exist Hazardous Materials of any kind located on or beneath, or stored at, such Hotel, and including in any event a certification, in the event of the presence of any such Hazardous Materials, that they will not become a hazard to public health or violate any standard then applicable requiring removal, containment or treatment. (The Environmental Surveys prepared by A.T.C. Environmental, Inc. dated December 1993, heretofore delivered by the Borrowers to the Bank, are deemed satisfactory to the Bank for purposes of this Section 6(a)(xi).)

        (xii) PROPERTY CONDITION SURVEY. A property condition survey concerning each Hotel, prepared by a qualified engineer engaged by the Bank at the Borrowers' expense.

       (xiii) APPRAISALS. A certified copy of an appraisal with respect to each Hotel, prepared by an Appraiser at the Borrowers' expense, dated a recent date, which appraisal shall be acceptable to the Bank in all respects, specifying the Appraised Value of such Hotel, the calculation of such Appraised Value having been previously received and approved by the Bank.

        (xiv) CONTRACTS/SPACE LEASES/PERMITS. (i) A certified copy of each Hotel Management Agreement and License Agreement, (ii) all material Leases in effect with respect to each Hotel, and (iii) all Permits with respect to each Hotel (including without limitation each Certificate of Occupancy and Fire Underwriter's Certificate with respect to each Hotel, but excluding Permits in the possession of tenants), with estoppel letters in form and substance satisfactory to the Bank signed by each manager, operator, franchisor and licensor, and evidence that no municipal or other violations exist of record and that such Hotel complies in all material respects with all applicable local, state and federal laws and regulations, each document to be certified by the applicable Operating Partnership to be true, correct and complete.

         (xv) TAXES. Evidence that all taxes with respect to each Hotel are current and have been paid.

        (xvi) OTHER DOCUMENTS. Such other documents relating to this Agreement and the other Basic Documents as the Bank or its counsel may reasonably request.

          (b) The obligation of the Bank to make each Loan (including without limitation the Mortgage Loan) hereunder is also subject to the payment by the Borrowers of such fees as AIRCOA shall have agreed to pay or deliver to the Bank in connection herewith, including, without limitation, the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy, special New York counsel to the Bank, and the reasonable fees and expenses of the Bank's local counsel, if any, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Basic Documents and the making of the Loans (to the extent that statements for such fees and expenses have been delivered to AIRCOA).

          The obligation of the Bank to make each Loan (including without limitation the Mortgage Loan) is subject to the further conditions precedent that, both immediately prior to the making of such Loan and also after giving effect thereto and to the intended use thereof, (a) no Default shall have occurred and be continuing, (b) the representations and warranties made by the Borrowers in Section 7 hereof, and by the Borrowers and the Guarantor in each of the other Basic Documents, shall be true on and as of the date of such Loan with the same force and effect as if made on and as of such date and (c) no part of any Hotel shall have suffered any Casualty Event in excess of $200,000 that has not been fully repaired or that is not in the process of being fully repaired or shall be subject to actual or threatened condemnation or taking, by eminent domain or otherwise. Each notice of borrowing hereunder shall constitute a certification by the Borrowers to the effect set forth in the preceding sentence (both as of the date of such notice and, unless the Borrowers otherwise notify the Bank prior to the date of such Loan, as of such date).

          SECTION 7. REPRESENTATIONS AND WARRANTIES. The Borrowers represent and warrant to the Bank (PROVIDED, that the representations and warranties by each Operating Partnership herein shall be made with respect to itself, and the representations and warranties by AIRCOA herein shall be made with respect to the Borrowers) that:

          7.01 CORPORATE EXISTENCE. Each of AIRCOA and the Operating Partnerships is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware. Each of AIRCOA and the Operating Partnerships has all requisite partnership power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business substantially as now being or as proposed to be conducted and is qualified to do business and is in good standing in each location where such qualification is necessary to carry on its business.

          7.02 FINANCIAL CONDITION. The financial statements heretofore furnished to the Bank and identified in a writing furnished to the Bank concurrently herewith, as of the dates specified therein, fairly present, in all material respects, the financial position of AIRCOA and the Operating Partnerships, and are prepared in accordance with the Uniform System of Accounts subject to generally accepted accounting principles. AIRCOA and the Operating Partnerships do not have on the date hereof any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments which in each case are known to AIRCOA or any of the Operating Partnerships, as applicable, and which, in the opinion of AIRCOA or any of the Operating Partnerships, as applicable, are reasonably likely to result in a Material Adverse Effect, except as referred to or reflected or provided for in said balance sheets as at said dates.

          7.03 LITIGATION. Except as set forth on Schedule IX attached hereto, there are no legal or arbitral proceedings, or any proceedings by or before any Governmental Authority, now pending or (to the best of the knowledge of AIRCOA or any of the Operating Partnerships, as applicable) threatened against AIRCOA or any Operating Partnership which are reasonably likely to have a Material Adverse Effect.

          7.04 NO BREACH. The making and performance by each Borrower of this Agreement, the Notes and the other Basic Documents to which it is a party do not and will not result in a breach of, or require any consent under, the charter or by-laws of any Borrower or any applicable law or regulation, or any order, writ, injunction or decree of any court or Governmental Authority, or any agreement or instrument to which any Borrower is a party or by which it or any of its Property is bound or to which it is subject, or constitute a default thereunder, or (except for the Liens created pursuant to the Security Documents) result in the creation or imposition of any Lien upon any Property of any Borrower.

          7.05 ACTION. Each Borrower has all necessary power under its constitutive partnership agreement to make and perform its obligations under this Agreement, the Notes and each of the other Basic Documents to which it is a party; the making and performance by each Borrower of said documents have been duly authorized by all necessary partnership action; and this Agreement has been duly and validly executed and delivered by each Borrower and constitutes, and the Notes and each of the other Basic Documents to which it is a party when executed and delivered for value will constitute, its legal, valid and binding obligation, enforceable against each Borrower in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and
(b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          7.06 APPROVALS. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority are necessary for the making or performance by any Borrower of this Agreement, the Notes or any of the other Basic Documents, except for filings and recordings in respect of the Liens created pursuant to the Mortgages and the Security Agreement.

          7.07 USE OF CREDIT. No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System, and no part of the proceeds of the extension of credit hereunder will be used by any Borrower to buy or carry any such margin stock.

          7.08 ERISA. Each Plan is in compliance in all material respects with the presently applicable provisions of
ERISA and the Code and no event or condition has occurred and is continuing as to which any Borrower would be under an obligation to furnish a report to the Bank under Section 8.01(h) hereof.

          7.09 TAXES. All Federal, state and other tax returns required to be filed by the Borrowers have been filed, and all Federal, state income or other taxes, assessments or fees imposed upon any Borrower and/or any of the Mortgaged Property, which are due and payable, have been paid, except (i) to the extent contested in good faith by appropriate proceedings or (ii) if the failure to make such filing, or pay such tax, assessment fee or charge could not materially and adversely affect the assets, business prospects, profits and financial condition of any such Borrower or Mortgaged Property.

          7.10 INVESTMENT COMPANY ACT. No Borrower is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

          7.11 PUBLIC UTILITY HOLDING COMPANY ACT. Neither AIRCOA nor any Operating Partnership is a "holding company", or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          7.12 MATERIAL AGREEMENTS. Exhibit B to the Security Agreement is a complete and correct list, as of the date of this Agreement, of all Material Contracts (as defined in the Security Agreement) relating to ownership, operation and maintenance of each Hotel.

          7.13 CONDEMNATION. No condemnation or eminent domain proceeding has been commenced or, to the best of any Borrower, is threatened against any Hotel or any portion thereof.

          7.14 PERMITS. Except as previously disclosed to the Bank in writing, each Borrower has all Permits required by the Legal Requirements for the use, ownership, occupancy and operation of each Hotel as a first class hotel, failure to obtain which would have a Material Adverse Effect (except for the Pine Lake Trout Club which shall satisfy all such requirements applicable to its operation as a membership club); all of the foregoing are in full force and effect and not subject to any pending actions or proceedings for revocation, amendment, release, suspension, forfeiture or the like; no appeals with respect to same are pending from any order, decision or determination; and the present and/or contemplated use, occupancy and operation of the Hotels does not in any material respect conflict with or violate any such Permit.

          7.15 INSURANCE. The insurance policies required by Section 8.13 hereof are in full force and effect, with no outstanding notice of default or of unperformed work, and all premiums payable in respect thereof have been paid to date.

          7.16 OWNERSHIP. Except for Permitted Encumbrances and Liens permitted under Section 8.05 and the Liens created pursuant to the Mortgages and the Security Agreement, each Operating Partnership (a) is lawfully seized and possessed of a good and marketable fee simple or leasehold title in and to the Land and Improvements relating to the Hotel owned by it, free and clear of all Liens and (b) has good and indefeasible title to all other Properties currently owned and reflected in the financial statements referred to in Section 7.02 hereof free and clear of all Liens.

          7.17 OTHER INDEBTEDNESS. The Borrowers have no outstanding Indebtedness other than as heretofore disclosed to the Bank in writing as set forth in Schedule VI hereof or as is permitted under
Section 8.06 hereof.

          7.18 LIQUOR LICENSE. Service of alcoholic beverages in accordance with the current practice at each Hotel complies with the applicable Legal Requirements or, if such service does not comply, the failure to comply will not have a Material Adverse Effect.

          7.19. TRADEMARKS, PATENTS, ETC. Each Operating Partnership possesses the right to use the trademarks, trade names, copyrights, permits, franchises and licenses, or rights in any thereof, adequate for the conduct of the operation of each of the Hotels, as a "Clarion" hotel (with respect to the Hotels in Bloomington, Indiana), as a "Sheraton" hotel (with respect to the Hotels located in Cheektowaga (Buffalo), New York, Orlando, Florida and Durham, North Carolina) and as a "Regal" hotel (with respect to the Hotel located in Scottsdale, Arizona), in each case in substantially the same manner as other hotels operated under the "Clarion", "Sheraton", or "Regal" name, as the case may be, and as now proposed to be conducted, without known conflict with the rights of others. There are no trademarks, tradenames, copyrights, permits, franchises or licenses necessary for the operation of the Hotel in Aurora, Ohio as the Aurora Inn or of the Hotel in Chagrin Falls, Ohio as the Pine Lake Trout Club.

          SECTION 8. COVENANTS OF THE BORROWERS. The Borrowers covenant and agree with the Bank that, so long as either of the Commitments or any principal of or interest on the Loans is outstanding and until payment in full of all other amounts payable by the Borrowers hereunder:

          8.01 FINANCIAL STATEMENTS ETC. The Borrowers shall deliver or cause to be delivered to the Bank:

          (a) as soon as available and in any event within 60 days after the end of each quarterly fiscal period of each fiscal year of the Borrowers, consolidated statements of operations, partners' capital and cash flow of AIRCOA and the Operating Partnerships for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet of AIRCOA and the Operating Partnerships as at the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year (all of such information may be supplied in the form of AIRCOA's Form 10-Q as submitted to the Securities and Exchange Commission);

          (b) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrowers, consolidated statements of operations, partners' capital and cash flow of AIRCOA and the Operating Partnerships for such fiscal year and the related consolidated balance sheet of AIRCOA and the Operating Partnerships as at the end of such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that said financial statements fairly present in all material respects the financial position and results of operations of AIRCOA and the Operating Partnerships as at the end of and for such fiscal year in conformity with generally accepted accounting principles;

          (c) as soon as available and in any event within 30 days after the end of each month, a monthly operating statement for each Hotel, in a format reasonably satisfactory to the Bank;

          (d) forthwith upon receipt by AIRCOA, a copy of each STAR Report received by it;

          (e) as soon as available and in any event within 180 days after the end of each fiscal year of Regal Hotels International Holdings Limited, a consolidated profit and loss account for and a consolidated balance sheet as at the end of such fiscal year with respect to said company and its Subsidiaries, accompanied by an opinion thereon of independent certified public accountants of recognized standing;

          (f) as soon as available and in any event within 60 days after the end of each quarterly fiscal period of each fiscal year of the Hotel Manager, a statement of operations, partners' capital and cash flow for and a balance sheet as at the end of such period with respect to the Hotel Manager, accompanied by a certificate of a senior financial officer of the Hotel Manager, which certificate shall state that said financial statements fairly present in all material respects the financial position and results of operations of the Hotel Manager in accordance with generally accepted accounting principles, as at the end of and for such period (subject to year-end audit adjustments);

          (g) as soon as available and in any event within 120 days after the end of each fiscal year of the Hotel Manager, a statement of operations, retained earnings and cash flow of the Hotel Manager as at the end of such fiscal year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that said financial statements fairly present in all material respects the financial position and results of operations of the Hotel Manager as at the end of and for such fiscal year in accordance with generally accepted accounting principles;

          (h) as soon as possible, and in any event within 30 days after any Borrower knows or has reason to believe that any of the events or conditions specified below has occurred or exists, a statement signed by a senior financial officer of the General Partner, as applicable, setting forth details respecting such event or condition and the action, if any, that AIRCOA proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by any Borrower or any ERISA Affiliate with respect to such event or condition):

               (i) any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of
          Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; and any request for a waiver under
          Section 412(d) of the Code for any Plan;

              (ii) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan (other than a "Standard Termination" within the meaning of Section 4041 of ERISA) or any action taken by AIRCOA or any Operating Partnership or an ERISA Affiliate to terminate any Plan (other than a "Standard Termination" within the meaning of Section 4041 of ERISA);

             (iii) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

              (iv) the receipt by any Borrower of a notice from the sponsor of a Multiemployer Plan following the complete or partial withdrawal from a Multiemployer Plan by AIRCOA or any Operating Partnership or any ERISA Affiliate concerning the imposition of any withdrawal liability on any Borrower in excess of

          $2,000,000 under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by any Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

               (v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against any Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

              (vi)  the adoption of an amendment to any Plan that, pursuant to
          Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if any Borrower or an ERISA Affiliate fails to timely provide security to the Plan in accordance with the provisions of said Sections;

          (i) within 5 Business Days after the filing thereof with the Securities and Exchange Commission, copies of each Report by AIRCOA on Form 10K or 10Q;

          (j) no later than 30 days after the beginning of each fiscal year of the Borrowers, the "Annual Business Plan" for each of the Hotels (as such term is defined in Section 5.01 of the Management Agreements);

          (k) promptly after any Borrower knows or has reason to believe that any Default has occurred, a notice of such Default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that AIRCOA and the relevant Operating Partnership have taken or propose to take with respect thereto; and

          (l) from time to time such other information regarding the financial condition, operations, business or prospects of AIRCOA or any Operating Partnership or any Hotel as the Bank may reasonably request.

The Borrowers will furnish to the Bank, at the time they furnish each set of financial statements pursuant to paragraphs (a), (b), (c) or (d) above, a certificate of a senior financial officer of the General Partner to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Borrowers have taken or propose to take with respect thereto).

          8.02 LITIGATION. The Borrowers will promptly give to the Bank notice of all legal or arbitral proceedings, and of all proceedings by or before any Governmental Authority, and any material development in respect of such legal or other proceedings, affecting any Borrower, except proceedings which, if adversely determined, would not have a Material Adverse Effect. Without limiting the generality of the foregoing, the Borrowers will give to the Bank notice of the assertion of any Environmental Claim by any Person against, or with respect to the activities of, any Borrower or any Hotel and notice of any alleged violation of or non-compliance with any Environmental Laws or any material Permits.

          8.03 EXISTENCE, ETC. Each of the Borrowers will, and AIRCOA will cause each Borrower to:

          (a) (i) preserve and maintain its legal existence and (ii) preserve and maintain all of its material rights, privileges, licenses and franchises;

          (b) comply with the Legal Requirements and pay attorneys' fees (as reasonably needed) on an ongoing basis;

          (c) unless the Borrowers are contesting such payment in good faith and by appropriate proceedings, pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or the Mortgaged Property relating to such Borrower prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

          (d) keep adequate records and books of account, in which complete entries will be made based on the Uniform System of Accounts subject to generally accepted accounting principles; and

          (e) permit representatives of the Bank, during normal business hours, to examine, copy and make extracts from its books and records, to inspect the Hotels, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Bank after reasonable notice.

          8.04 LIMITATION ON TRANSFER. The Borrowers will not (a) without the prior written consent of the Bank, which consent will not be unreasonably withheld, modify or amend their respective partnership agreements, except as required to provide for the substitution and/or addition of limited partners of such Borrower and any subsequent transfers of such interests, (b) sell, discount or otherwise dispose of (except by collection), or agree to sell, discount or otherwise dispose of any of its notes, receivables, contracts or accounts receivable, installment or conditional sales agreements or any other evidences of indebtedness except for transactions in the ordinary course of business in a maximum aggregate amount of $1,500,000 per fiscal year or (c) make any Transfer, except as permitted under Section 5.10(b) of each Mortgage.

          8.05 LIMITATION ON LIENS. The Borrowers will not create, incur, assume or suffer to exist any Lien upon any of their Property, whether now owned or hereafter acquired, except:

          (a)  Liens created pursuant to the Mortgages and the Security
     Agreement;

          (b) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due and payable, or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of AIRCOA or an Operating Partnership in accordance with generally accepted accounting principles;

          (c)  Permitted Encumbrances;

          (d) lessors' interests in personal property, furniture, fixtures and/or equipment leased by a Borrower in the ordinary course of business pursuant to operating leases;

          (e) other Liens which (1) are subordinate to the liens of the Mortgages and Security Agreement, (2) do not secure the repayment of money borrowed, (3) have not attached with the consent of a Borrower, and
     (4) either (i) are discharged of record within 90 days of their creation, or (ii) to the extent not so discharged, are being contested in good faith and as to which enforcement is effectively stayed;

          (f) Liens created pursuant to Capital Leases, PROVIDED, that the Indebtedness secured by such Liens does not in the aggregate exceed $1,000,000 (including those Capital Leases to which the Borrowers are a party, as disclosed in Schedule V hereto);

          (g) Liens securing Indebtedness permitted pursuant to Section 8.06 below;

          (h) the Lien granted to the lessor pursuant to the Ground Lease covering the Regal Inn at McCormick Ranch; and

          (i) other Liens which do not secure the repayment of money borrowed, and are not monetary in nature, and which are granted by the Borrowers in the ordinary course of business of the operation of the Hotels.

          8.06 INDEBTEDNESS. The Borrowers will not create, incur or suffer to exist any Indebtedness for borrowed money except:

          (a)  Indebtedness to the Bank hereunder;

          (b) Until the date of the Mortgage Loan, (i) Indebtedness under the Existing Credit Agreement and (ii) the National City Bank Debt;

          (c) Loans or extensions of credit to AIRCOA or any Operating Partnership by Affiliates which are in compliance with Section 8.08 hereof;

          (d) Capital Leases, the aggregate Indebtedness under which does not exceed $1,000,000 (including those Capital Leases to which the Borrowers are a party as disclosed on Schedule V hereto); and

          (e) Purchase Money Indebtedness and other Indebtedness incurred by the Borrowers in the ordinary course of business for the purchase of equipment and similar items with respect to the Hotels, provided that the Indebtedness outstanding at any one time shall not exceed $50,000 per Hotel.

          8.07 APPRAISALS. (a) The Bank will cause to have completed on, or within 30 days before, the second and fourth anniversaries of the date of this Agreement a new appraisal of each Hotel, prepared by Appraisers at the applicable Operating Partnership's expense and in scope and substance satisfactory to the Bank, the value conclusion reached by the Appraisers having been previously reviewed and approved by the Bank. The Borrowers may submit to the Bank for its review additional appraisals prepared by an appraiser selected by the Borrower at the Borrower's expense which the Bank may consider in determining the Appraised Values of the Hotels. If the Borrowers object to the value conclusion reached by the Bank with respect to the Appraised Value of a Hotel or the Hotels, a third appraisal shall be reviewed by the Bank, which appraisal shall have been prepared by a third appraiser selected by the appraisers initially selected by the Bank and the Borrowers. In such event, the Appraised Value of any such Hotel shall be determined by taking the average of the value conclusion reached in the three appraisals. The Borrowers shall pay the full cost of the third appraisal.

          (b) The Bank may at any time and from time to time request new or updated appraisals of each Hotel in addition to those required under
     Section 8.07(a) hereof, prepared by Appraisers commissioned by the Bank, and each Operating Partnership will cooperate with the Bank and such Appraisers in connection with such appraisals; PROVIDED, that the charges of each Appraiser for such appraisals shall be for the account of the Bank. The Borrowers may submit to the Bank for its review additional appraisals prepared by an appraiser selected by the Borrower at the Borrower's expense which the Bank may consider in determining the Appraised Values of the Hotels. If the Borrowers object to the value conclusion reached by the Bank with respect to the Appraised Value of a Hotel or the Hotels, a third appraisal shall be reviewed by the Bank, which appraisal shall have been prepared by a third appraiser selected by the appraisers initially selected by the Bank and the Borrowers. In such event, the Appraised Value of any such Hotel shall be determined by taking the average of the value conclusion reached in the three appraisals. The Borrowers shall pay the full cost of the third appraisal.

          8.08 AFFILIATE LOANS. Each Borrower shall assure that any and all loans or extensions of credit by an Affiliate to such Borrower (i) shall be solely for the purpose of financing the operation or improvement of the Hotels,
(ii) shall be subordinate and subject in right of payment to the obligations of such Borrower hereunder and under the Notes on terms and pursuant to documentation in form and substance satisfactory to the Bank and (iii) shall not be secured by any Lien on the Property of such Borrower. AIRCOA will assure that the aggregate amount of payments by the Borrowers in respect of the principal of such loans and extensions of credit existing on the date hereof in any fiscal year will not exceed 25% of Annual Excess Cash Flow for such fiscal year; PROVIDED, that no payments of interest may be made on any such loans or extensions of credit at any time when the Borrowers are in default in payment of any principal of or interest on any Loan; and PROVIDED, further, that no payment of principal of or interest on any such loans or extensions of credit may be made if at the time thereof and after giving effect thereto the Borrowers are not in compliance with Section 8.10 hereof.

          8.09  HOTEL MANAGEMENT AGREEMENT AND LICENSE AGREEMENT.

          (a)  AIRCOA agrees that:

          (i) each Operating Partnership will promptly perform and/or observe all of the material covenants and agreements required to be performed and observed by it under the Hotel Management Agreement and the License Agreement to which it is a party and do all things necessary to preserve and to keep unimpaired its material rights thereunder;

         (ii) each Operating Partnership will promptly notify the Bank of any material default under such Hotel Management Agreement and License Agreement of which it is aware;

        (iii) each Operating Partnership will promptly use reasonable efforts to enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the Hotel Manager under such Hotel Management Agreement or by the licensor under such License Agreement;

         (iv) AIRCOA will not permit the aggregate amount of management fees and similar charges accrued and payable to the Hotel Manager in respect of the Hotels during any fiscal year of AIRCOA to exceed an amount equal to 4% of Gross Revenues for such fiscal year; and

          (v) the Operating Partnerships will not pay any management fees or similar charges to the Hotel Manager at any time when the Borrowers are not in compliance with Section 8.10 hereof (relating to the minimum Debt Service Coverage Ratio).

          (b) Without the prior written consent of the Bank, which consent will not be unreasonably withheld, AIRCOA will assure that no Operating Partnership will (i) surrender, terminate or cancel any Hotel Management Agreement or License Agreement, (ii) reduce or consent to the reduction of the term of any Hotel Management Agreement or License Agreement, (iii) increase or consent to the increase of the amount of any charges under any Hotel Management Agreement or License Agreement, except as expressly provided in such Hotel Management Agreement or License Agreement, as in effect on the date hereof or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, any Hotel Management Agreement or License Agreement in any material respect, except as set forth on Schedule III hereto. Notwithstanding the foregoing, any Borrower may take any of the actions set forth in clauses (b)(iii) or (b)(iv) above provided that the Hotel Management Agreement or License Agreement is not with an Affiliate of any Borrower and provided that any increase in charges or any modification of such agreement is at the prevailing market rate or on terms customary in the industry. Notwithstanding the foregoing, in the event the Borrowers choose to convert the Sheraton Inns located in Durham, Buffalo and Lakeside to Sheraton Four Points facilities, the Bank shall consent to such conversion, but all new license agreements shall be subject to the terms hereof and of the Hotel Licensor Agreement.

          8.10 MINIMUM DEBT SERVICE COVERAGE RATIO. The Borrowers will cause the Debt Service Coverage Ratio for each fiscal year of the Borrowers to be equal to or greater than the ratios set forth below for the respective fiscal years set forth below:

                                             Minimum Debt
          Fiscal Year Ending            Service Coverage Ratio
          ------------------            ----------------------

          December 31, 1995                      1.25
          December 31, 1996                      1.25
          December 31, 1997                      1.25
          Each fiscal year thereafter            1.30


          8.11 DISTRIBUTIONS. AIRCOA will not (a) permit the aggregate amount of cash distributions to or for the benefit of holders of its Class A partnership units in any fiscal year to exceed an amount equal to 50% of Annual Excess Cash Flow for such fiscal year, PROVIDED, that if the Debt Service Coverage Ratio for any fiscal year is 1.50 or greater and the Debt Service Reserve Account is fully funded as at the end of such fiscal year, the figure 50% shall automatically become 75% for the immediately succeeding fiscal year; or (b) make any cash distribution to or for the benefit of any of such holders if at the time of such distribution and after giving effect thereto either (i) any amount due and payable by the Borrowers under this Agreement is unpaid or
(ii) the Borrowers are not in compliance with Section 8.10 hereof.

          8.12 CAPITAL EXPENDITURE RESERVE ACCOUNT. No later than April 15 of each fiscal year, the Borrowers shall deliver to the Bank a detailed accounting of the aggregate amount expended by each Operating Partnership for Capital Improvements for such fiscal year accompanied by a calculation of the percentage of the aggregate Gross Revenues of the Borrowers for such fiscal year that such amount represents, which accounting and calculation shall be certified as true and correct by an officer of the General Partner. If for any fiscal year such percentage is less than 5% of Gross Revenues (or in the case of 1995, 4%), then the

Borrowers shall deposit into the Capital Expenditure Reserve Account an amount equal to the difference between the amount expended and 5% of Gross Revenues for such fiscal year (or 4%, in the case of 1995). Amounts deposited into the Capital Expenditure Reserve Account shall be disbursed as provided below, but any amounts disbursed from such account shall not be included in the calculation of amounts expended for Capital Improvements for the current fiscal year although disbursed in such fiscal year; PROVIDED, that if the Bank in its sole discretion believes that adequate amounts were expended by the Borrowers on Capital Improvements for such fiscal year, the amounts disbursed from the Capital Expenditure Reserve Account may be included in the calculation of Capital Improvement expenditures for the fiscal year in which the disbursements occurred. The Capital Expenditure Reserve Account shall be used exclusively to pay the costs of Capital Improvements; PROVIDED, that the funds in said account not used in any fiscal year shall be retained in said account for application against the following year's requirement under this Section 8.12 (the "CARRYOVER AMOUNT"). The Bank shall, upon written request from any Operating Partnership, release to such Operating Partnership from the Capital Expenditure Reserve Account amounts necessary to reimburse such Operating Partnership for the cost of Capital Improvements, PROVIDED, that (i) no Default or Event of Default shall have occurred and be continuing and (ii) such written request shall be accompanied by a statement of the General Partner certifying as to the amount requested to be advanced and that such amount will be used to reimburse such Operating Partnership for the cost of Capital Improvements previously made.
Upon request by the Bank, such Operating Partnership shall deliver such additional information or documentation with respect to the requested advance as the Bank may require. All earnings or interest on the Capital Expenditure Reserve Account shall be remitted to and become part of the Capital Expenditure Reserve Account. Until expended or applied as above provided, the Capital Expenditure Reserve Account shall constitute additional security for the Loans and all other amounts payable hereunder, and upon the occurrence of an Event of Default, the Bank may apply any funds in the Capital Expenditure Reserve Account first to the payment of the principal of and interest on the Mortgage Loan and other amounts payable thereunder and thereafter to the payment of the principal of and interest on the Revolving Loans and other amounts payable thereunder.

          8.13 COMPLIANCE WITH AGREEMENTS. Each Operating Partnership will comply in all material respects with the requirements of each License Agreement to which it is a party.

          8.14 OPERATION OF HOTELS. No Operating Partnership shall engage to any substantial extent in any line of business other than the business of owning, operating, renovating and maintaining the Hotels. The Operating Partnerships shall actively operate the Hotels or cause the Hotels to be actively operated as first class hotels (or in the case of Pine Lake Trout Club, as a membership club).

          8.15 TRANSACTIONS WITH AFFILIATES. None of the Borrowers shall enter into any transactions with any Affiliate (other than loans or extensions of credit by Affiliates complying with Section 8.08 hereof), including without limitation any arrangement providing for the managing of the Hotels, the rendering or receipt of services or the purchase or sale of inventory, except
(i) any such transaction in the ordinary course of business of such Borrower if the monetary or business consideration arising therefrom would be substantially as advantageous to such Borrower as the monetary or business consideration which would obtain in a comparable transaction with a Person not an Affiliate,
(ii) Indebtedness to Affiliates permitted by Section 8.08 hereof (and payment of debt service thereon), (iii) that AIRCOA, the Operating Partnerships and the Hotel Manager may perform their respective obligations and exercise their respective rights under the Hotel Management Agreements in accordance with the provisions thereof, and (iv) that AIRCOA may make additional advances or distributions to Affiliates if no Default exists at the time of, or immediately following, the making of any such advance or distribution.

          8.16 INSURANCE. (a) The Operating Partnerships will keep insured by financially sound and reputable insurers all Property of a character usually insured by corporations engaged in the same or similar business similarly situated (including without limitation, insurance for the peril of flood in the case of any Hotel in a flood hazard zone) against loss or damage of the kinds and in the amounts customarily insured against by such corporations and carry such other insurance as is usually carried by such corporations, PROVIDED that in any event the Operating Partnerships will maintain all insurance set forth on
SCHEDULE IV hereto except to the extent commercially impracticable.

          (b) All such insurance required under this Section 8.16 shall be written by financially responsible companies selected by the Operating Partnerships and having an A. M. Best rating of "A-" or better and being in a financial size category of VII or larger, or by other companies acceptable to the Bank, and (other than workers' compensation) shall name the Bank as mortgagee, additional insured, or loss payee, as its interests may appear. Each policy required under this Section 8.16 (or another writing containing such an undertaking by an insurance carrier) shall provide that such policy will not be canceled, or allowed to lapse without renewal, except after not less than 10 days' notice to the Bank, and shall also provide that the interests of the Bank shall not be invalidated by any act or negligence of any Operating Partnerships. The Operating Partnerships will advise the Bank promptly of any policy cancellation, reduction or amendment which causes the coverage under such policy not to comply with the insurance requirements hereunder and will provide the Bank with such information related thereto as the Bank may reasonably request.

          (c) On or before the date of the Mortgage Loan, the Operating Partnerships will deliver to the Bank certificates of insurance satisfactory to the Bank evidencing the existence of all insurance required to be maintained by the Operating Partnerships hereunder setting forth the respective coverages, limits of liability, carrier, policy number and period of coverage, subject only to the payment of premiums as they become due (and attaching copies of any policies with respect to casualty insurance). The Operating Partnerships shall pay insurance premiums in a timely manner so as to assure continued coverage of all insurance policies required hereunder through the date when the obligations of each of the Borrowers hereunder have been paid in full. The Operating Partnerships will not obtain or carry separate insurance concurrent in form or contributing in the event of loss with that required by this Section 8.16 unless the Bank is the named insured thereunder, with loss payable as provided herein. The Operating Partnerships will immediately notify the Bank whenever any such separate insurance is obtained and shall deliver to the Bank the certificates evidencing the same.

          (d) Without limiting the obligations of the Operating Partnerships under the foregoing provisions of this Section 8.16, in the event any of the Operating Partnerships shall fail to maintain in full force and effect insurance as required by the foregoing provisions of this Section 8.16, then the Bank may after reasonable notice to the Operating Partnership, but shall have no obligation to, procure insurance covering the interests of the Bank in such amounts and against such risks as the Bank shall reasonably deem appropriate, and the Operating Partnership shall reimburse the Bank in respect of any premiums paid by the Bank in respect thereof.

          8.17 DEBT SERVICE RESERVE ACCOUNT. (a) Subject to clause (b) below, the Borrowers will, not later than April 15 of each year, cause the Debt Service Reserve Account to have a balance equal to the sum of the Monthly Debt Service Amount for each of the next three consecutive months (such sum being herein called the "REQUIRED DEBT SERVICE RESERVE AMOUNT"), PROVIDED that the Borrowers' obligation to fund the Debt Service Reserve

Account shall be limited to the amount required under clause (b) below.

          (b) For each year after 1995, the Debt Service Reserve Account shall be funded by the Borrowers by the deposit therein not later than April 15 of each year of an amount equal to 25% of the Annual Excess Cash Flow for the previous year until the Required Debt Service Reserve Amount is fully funded. All earnings or interest on the Debt Service Reserve Account shall be remitted to and become part of the Debt Service Reserve Account. Until expended or applied as above provided, the Debt Service Reserve Account shall constitute additional security for the Loans and all other amounts payable hereunder, and upon the occurrence of an Event of Default, the Bank may apply any funds in the Debt Service Reserve Account first to the payment of the principal of and interest on the Mortgage Loan and all other amounts payable thereunder and thereafter to the payment of the principal of and interest on the Revolving Loans and all other amounts payable thereunder.

          (c) Notwithstanding any of the foregoing to the contrary, if the Borrowers maintain a Debt Service Coverage Ratio as certified under Section 8.18 of 1.50 or greater for two successive fiscal years, the Borrowers may withdraw all funds in the Debt Service Reserve Account provided that at the time of such withdrawal no Event of Default has occurred and is continuing.

          8.18 ANNUAL CALCULATIONS. On or before April 15 of each fiscal year, the Borrowers shall deliver to the Bank a calculation of the Annual Excess Cash Flow for the immediately preceding fiscal year and a calculation of the Debt Service Coverage Ratio and Monthly Debt Service Amount for such fiscal year, which calculations shall be certified as true and correct by the chief financial officer of the General Partner and subject to the review and approval of the Bank.

          8.19 ENVIRONMENTAL WORK. The Borrowers agree to perform the work necessary to complete the tasks identified on SCHEDULE VII hereto (the "ENVIRONMENTAL WORK") within the time period specified on such Schedule.

          8.20 ENGINEERING WORK. The Borrowers agree to perform the work necessary to complete the tasks identified on SCHEDULE VIII hereto (the "ENGINEERING WORK") within the time periods specified on such Schedule provided that the time periods for completion and scope of the Engineering Work may be revised by the Borrower on an annual basis subject to the approval of the Bank and after receipt by the Bank of the annual budget for each Hotel.

          SECTION 9. EVENTS OF DEFAULT. If one or more of the following events (each being herein called an "EVENT OF DEFAULT") shall occur and be continuing:

          (a) The Borrowers shall default for five days or more in the payment when due of any principal of or interest on any Loan or in the payment when due of any fee or any other amount payable hereunder or under any other Basic Document; or

          (b) Any Borrower or the General Partner or the Guarantor shall default in the payment when due of any principal of or interest on any of its other Indebtedness the principal amount of which exceeds $1,000,000 ($10,000,000 with respect to the Guarantor) and such default causes or permits acceleration of the maturity of such Indebtedness; or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness shall occur if the effect of such event is to cause, or is to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) then to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity; or

          (c) Any representation and warranty, or certification, made or deemed made herein or in any other Basic Document (or in any modification or supplement hereto or thereto) by any Borrower or by the Guarantor, or by a party to any Hotel Manager Subordination Agreement or Hotel Licensor Agreement, or in any certificate furnished to the Bank pursuant to the provisions hereof or thereof, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

          (d) Any Borrower or the Guarantor shall default in the performance of any of its other obligations in this Agreement or any other Basic Document (other than defaults covered elsewhere in this Section 9) and such default shall continue unremedied for a period of 45 days after notice thereof to the Borrowers by the Bank; or

          (e) Any Borrower or the Guarantor or the General Partner or the Hotel Manager (if such Hotel Manager is an Affiliate of the Borrowers) shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

          (f) Any Borrower or the Guarantor or the General Partner or the Hotel Manager (if such Hotel Manager is an

     Affiliate of the Borrowers) shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Federal Bankruptcy Code of 1978, as amended, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding up, or composition or readjustment of debts, or (v) take any corporate action for the purpose of effecting any of the foregoing; or

          (g) A proceeding or case shall be commenced, without the application or consent of any Borrower or the Guarantor or the General Partner or the Hotel Manager (if such Hotel Manager is an Affiliate of the Borrowers), in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of any Borrower or the Guarantor or the General Partner or the Hotel Manager (if such Hotel Manager is an Affiliate of the Borrowers) or of all or any substantial part of its Property, or (iii) similar relief in respect of any Borrower or the Guarantor or the General Partner or the Hotel Manager (if such Hotel Manager is an Affiliate of the Borrowers) under any law relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 90 or more days; or an order for relief against any Borrower or the Guarantor or the General Partner or the Hotel Manager (if such Hotel Manager is an Affiliate of the Borrowers) shall be entered in an involuntary case under said Bankruptcy Code; or

          (h) A final judgment or judgments for the payment of money in excess of $1,000,000 ($10,000,000 with respect to the Guarantor) in the aggregate (exclusive of judgment amounts to the extent covered by insurance where the insurer has admitted liability in respect of such judgment) shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against any Borrower or the Guarantor and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 90 days from the date of entry thereof and such Borrower or the Guarantor shall not, within said period of 90 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

          (i) An event or condition specified in Section 8.01(h) hereof shall occur or exist and, as a result of such event or condition, together with all other such events or conditions, any Borrower or any ERISA Affiliate shall incur a liability to a Plan, a Multiemployer Plan or PBGC which would constitute a Material Adverse Effect; or

          (j) A claim or claims shall be asserted against any Borrower or the Guarantor for which a reasonable basis shall exist and which is or are based on or arise from the generation, storage, transport, handling or disposal of Hazardous Materials by such Borrower or the Guarantor, or any predecessor in interest of any Borrower or the Guarantor, or relating to any site or facility owned, operated or leased by such Borrower or the Guarantor, which claim or claims (insofar as they are payable by such Borrower or the Guarantor but after deducting any portion thereof which is reasonably expected to be paid by other creditworthy Persons solely or jointly and severally liable therefor), in the reasonable judgment of the Bank, are reasonably likely to be determined adversely to such Borrower or the Guarantor, and the amount thereof is, singly or in the aggregate, reasonably likely to have a material adverse effect on the financial condition of AIRCOA or any Operating Partnership or the Guarantor; or

          (k) A default has occurred and continues beyond any applicable cure period under any Hotel Management Agreement if such default permits a party to terminate or cancel such Hotel Management Agreement; or

          (l) Except for expiration in accordance with its terms, any of the Security Documents shall be terminated or shall cease to be in full force and effect, for whatever reason to the extent that a material interest of the Bank is in the opinion of the Bank jeopardized or the termination cannot be remedied; or

          (m) Any Borrower completely ceases to do business or terminates all of its business for any reason whatsoever or causes or institutes any proceeding for its dissolution or termination;

          (n) The shares of the Guarantor shall, for any reason, be suspended from trading on the Hong Kong Stock Exchange for a consecutive period of ten trading days or the Guarantor ceases to be listed on the Hong Kong Stock Exchange; or

          (o) The Guarantor or any United States Subsidiary of the Guarantor shall, without the prior written approval of the Bank (which shall not be unreasonably withheld in the case of a reduction to 51% or more), cease to own, directly or indirectly, beneficially and of record, at least 71% of the total voting rights of all outstanding Class A limited partnership units of AIRCOA;

THEREUPON: (1) in the case of an Event of Default other than one referred to in clause (f) or (g) of this Section 9 with respect to any Borrower, the Bank may, unless and until the Event of Default shall have been fully remedied to the satisfaction of the Bank, by notice to AIRCOA, terminate the Commitments and/or declare the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by each of the Borrowers hereunder and under the Notes (including, without limitation, any amounts payable under Section 5.04 hereof) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each of the Borrowers; and (2) in the case of the occurrence of an Event of Default referred to in clause (f) or (g) of this Section 9 with respect to any Borrower, the Commitments shall automatically be terminated and the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrowers hereunder and under the Notes (including, without limitation, any amounts payable under Section 5.04 hereof) shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each of the Borrowers.

          Notwithstanding the foregoing, the Bank agrees that following an Event of Default, before accelerating the Loan or enforcing its rights against the Guarantor under the Guaranty Agreement it will first apply all amounts, if any, in the Debt Service Reserve Account, to the extent permitted by law and by the terms hereof, to the payment of any amounts due hereunder.

          SECTION 10.  MISCELLANEOUS.

          10.01 WAIVER. No failure on the part of the Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or the Notes or any of the other Basic Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or the Notes or any of the other Basic Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

          10.02 NOTICES. All notices, requests and other communications provided for herein and under the Security Documents (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telex or telecopy) delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof; or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telex or telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

          10.03 EXPENSES, ETC. The Borrowers agree to pay or reimburse the Bank for paying (a) all reasonable out-of-pocket costs and expenses of the Bank (including, without limitation, the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy, special New York counsel to the Bank) in connection with
(i) the negotiation, preparation, execution and delivery of this Agreement and the other Basic Documents and the making of the Loans hereunder and (ii) any modification, supplement or waiver of any of the terms of this Agreement or any of the other Basic Documents; (b) all reasonable out-of-pocket costs and expenses of the Bank (including, without limitation, reasonable counsels' fees) in connection with (i) any Default and any enforcement or collection proceedings resulting therefrom or in connection with the negotiation of any restructuring or "work-out" (whether or not consummated) of the obligations of each of the Borrowers hereunder and (ii) the enforcement of this Section 10.03; (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Basic Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges heretofore or at any time hereafter properly incurred with respect to any filing, registration, recording or perfection of any security interest contemplated by any Basic Document or any other document referred to therein; (d) all costs, expenses and other charges in respect of title insurance procured with respect to the Liens created pursuant to the Mortgages; and (e) all fees and disbursements of each Appraiser (except to the extent such fees and disbursements are explicitly stated to be for the account of the Bank under

Section 8.07(b)) and the environmental engineering concern and the engineering concern referred to in this Agreement, PROVIDED, that such fees and disbursements under this clause (e) will only be payable to the extent incurred in accordance with the other provisions of this Agreement and the other Basic Documents.

          10.04 AMENDMENTS. No provision of this Agreement may be amended except by an instrument in writing signed by the Borrowers and the Bank and no provision may be waived by the Bank except by an instrument in writing signed by the Bank.

          10.05 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          10.06  ASSIGNMENTS AND PARTICIPATIONS.

          (a) No Borrower may assign any of its rights or obligations hereunder or under the Notes without the prior consent of the Bank.

          (b) The Bank may at any time change its Applicable Lending Office (following notice to the Borrowers) and (subject to the provisions of Section 10.06(c)) may assign or transfer all or any portion of the Loans, the Notes and the Commitments. Upon execution and delivery by the assignee to AIRCOA of an instrument in writing pursuant to which such assignee agrees to become a "Bank" hereunder having the Commitments and the Loans specified in such instrument, the assignee shall have, to the extent of such assignment, the obligations, rights and benefits of the Bank hereunder holding the Commitments and the Loans (or portions thereof) assigned to it (in addition to the Commitments and the Loans, if any, theretofore held by such assignee) and the Bank shall, to the extent of such assignment, be released from the Commitments (or portion thereof) so assigned.

          (c) Subject to the provisions hereof, the Bank may sell or agree to sell to one or more other Persons a participation in the Loans, and in the Commitments, in which event each purchaser of a participation (a "PARTICIPANT") shall be entitled to the rights and benefits of the provisions of
Section 8.01(l) hereof with respect to its participation as if (and the Borrowers shall be directly obligated to such Participant under such provisions as if) such Participant were the "Bank" for purposes of said Section, but shall not have any other rights or benefits under this Agreement or the Notes or any other Basic Document (the Participant's rights against the Bank in respect of such participation to be those set forth in the agreements executed by the Bank in favor of the Participant); PROVIDED, that at all times the Bank or an Affiliate of the Bank shall hold in the aggregate at least a 51% interest in the Loans. All amounts payable by the Borrowers to the Bank under Section 5 hereof in respect of the Loans, and the Commitments, shall be determined as if the Bank had not sold or agreed to sell any participations in the Loans and Commitments, or assign any rights thereunder, and as if the Bank were funding the Loans and Commitments in the same way that it is funding the portion of the Loans and Commitments in which no participations have been sold or rights assigned.

          (d) The Bank may furnish any information concerning the Hotels or any Borrower or the Guarantor or the General Partner in the possession of the Bank from time to time to permitted assignees and participants (including permitted prospective assignees and participants).

          10.07 SURVIVAL. The obligations of the Borrowers under Sections 5.01, 5.04 and 10.03 hereof shall survive the repayment of the Loans and the termination of the Commitments.

          10.08 CAPTIONS. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

          10.09 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

          10.10 GOVERNING LAW; SUBMISSION TO JURISDICTION; SEVERABILITY. This Agreement and the Notes shall be governed by, and construed in accordance with, the law of the State of New York. Each of the Borrowers hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the Borrowers hereby irrevocably appoints Coudert Bros., Attention: Anthony Williams, Esq., having offices on the date hereof at 1114 Avenue of the Americas, New York, New York 10036, as its agent for service of process in connection with any such proceedings in New York, and further agrees that such service of process may be made in any manner permitted by law. Each of the Borrowers irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Any provision of this Agreement or any of the other Basic Documents which is prohibited or unenforceable in any jurisdiction shall be ineffective in such jurisdiction, but only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof.

          10.11 WAIVER OF JURY TRIAL. EACH OF THE BORROWERS AND THE BANK HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          10.12 CREDIT AGREEMENT TO CONTROL. In the event of any conflicts or inconsistencies between this Credit Agreement and one or more of the other Basic Documents, the provisions of this Credit Agreement shall control, and such other Basic Document or Basic Documents shall, to the extent of any such conflicts or inconsistencies, be deemed to be modified to comport with the provisions of this Credit Agreement.

          10.13. EXCULPATION. The payment obligations of the Borrowers under this Agreement and the Notes are joint and several, without prejudice to the terms of this Section 10.13. The Bank agrees that in any action brought to enforce the obligations of the Borrowers to pay the indebtedness evidenced by the Notes, or to enforce the obligations of the Borrower created or arising under this Agreement and the Security Documents, the judgment or decree shall be enforceable only to the extent of the Mortgaged Property and the other collateral subject to the Mortgages and the other Security Documents and the income therefrom and the proceeds thereof, and any other collateral security which is the subject of any other security instrument securing the Notes; and the Bank irrevocably waives any and all right to sue for, seek or demand any deficiency judgment, personal money judgment or a judgment for specific performance to be satisfied by assets other than such interest in the Mortgaged Property, said collateral and the proceeds generated by any of the foregoing against (i) each Borrower, the General Partner or any officer, director or shareholder thereof or any other partner of AIRCOA; or (ii) any legal representative, heir, legatee, successor or assignee of any of the foregoing; or
(iii) any other Person in any foreclosure action under or by reason of, or in connection with any Security Documents. Any such judgments shall not be subject to execution on, or be a lien on, assets of such party except to the extent of its interest in such Mortgaged Property and any other collateral covered by any Security Document; PROVIDED, however, that the foregoing provisions shall not prevent recourse to such Mortgaged Property or any collateral security for the Notes or constitute a waiver, release or discharge of, or otherwise affect the obligation to pay, any indebtedness evidenced by the Notes or any of the Security Documents, or limit the right of any Person to name any Borrower or any transferee of an interest in such Mortgaged Property, or any other Person claiming an interest in or right to such Mortgaged Property, as party defendant in any action or suit for judicial foreclosure or in the exercise of any other right or remedy, including injunctive or other equitable relief, under any Security Documents so long as no judgment in the nature of a deficiency or personal money judgment or other relief or remedy shall be asked for, obtained or enforced against any Borrower and any such other Person out of any property, assets or funds, other than such Mortgaged Property and/or such collateral. Further, the foregoing provisions of this Section 10.13 shall not in any way limit, increase or otherwise affect the contractual liability of any Person or entity who shall have guaranteed either or both of payment and performance of any or all of the indebtedness and other obligations evidenced by the Notes or any of the Security Documents or the right of the Bank to commence an action against or to obtain and enforce a personal judgment against any such Person in regard to such guaranty, and this Section
10.13 shall not impair the right of the Bank to obtain the appointment of a receiver, or constitute a waiver of the right of the Bank to enforce the liability and obligation of any Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by the Bank (including attorneys' fees and costs reasonably incurred) arising out of or in connection with the following:

          (i) fraud or intentional misrepresentation by any Borrower or the Guarantor in connection with the Loans;

         (ii) the gross negligence or willful misconduct of any Borrower or the Guarantor in connection with the Loans;

        (iii)  physical waste of the Mortgaged Property;

         (iv) the breach of any provision in the Mortgages concerning environmental laws, hazardous substances and asbestos and any indemnification of the Bank with respect thereto;

          (v) the removal or disposal of any portion of the Mortgaged Property after an Event of Default;

         (vi) the misapplication or conversion by any Borrower or the Guarantor of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Mortgaged Property, (B) any awards or other amounts received in connection with the condemnation of all or a portion of the Mortgaged Property, or (C) any Rents (as defined in the Mortgages) following an Event of Default;

        (vii) failure to pay charges for labor or materials or other charges that can create liens on any portion of the Mortgaged Property; and

       (viii) any security deposits collected with respect to the Mortgaged Property which are not delivered to the Bank upon a foreclosure of the Mortgaged Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases (as defined in the Mortgages) prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof.

          10.14. RELEASES. The Bank agrees to release from the Lien of the Security Documents one or more of the Hotels (and related Mortgaged Property) in connection with any refinancing or sale of such Hotel in accordance with the provisions of this Section 10.14. A release shall be given only upon, and subject to satisfaction of, the terms and conditions that:

          (a) The Bank shall have received, in immediately available funds, the Release Price for such property, which Release Price, or any component thereof, shall not be reduced by reason of any Lien or other debt affecting such property;

          (b) All releases be prepared by the attorney for the Bank at the expense of the applicable Operating Partnership;

          (c) No Event of Default shall have occurred and be continuing at the time of such proposed release nor would occur after giving effect to the proposed release;

          (d) All reasonable costs and charges of any kind and nature in respect of a requested release, including all legal fees of counsel for the Bank, shall be paid by the applicable Operating Partnership;

          (e) With respect to the sale of said property, (i) the Bank shall have received the contract of sale with respect to said property, (ii) said sale is an "all-cash", "arm's length" transaction between a Borrower and an unrelated third party and (iii) the Bank shall have received evidence satisfactory to it that said contract of sale is a true and complete statement of the terms of the sale;

          (f) The Bank shall have received evidence satisfactory to it that the consummation of such sale or refinancing will not violate the terms of this Agreement or any other agreement to which a Borrower is a party; and

          (g) After giving effect to any sale or refinancing the resulting Loan to Value Ratio with respect to the remaining Mortgaged Property is not greater than 65%.

          It is understood and agreed that the net amount payable to the Bank hereunder shall never be less than the Release Price for the relevant property, and that to the extent that the cash proceeds from any sale or refinancing of a property are less than the Applicable Allocated Amount with respect to the property being sold or refinanced, the Borrowers shall pay the shortfall to the Bank (in immediately available funds) from their separate funds as an additional condition to such release of said property from the Lien of the applicable Security Documents; PROVIDED that if upon the sale of the relevant property and the payment to the Bank of the net sales proceeds from such sale (even if less than the Release Price), the Loan to Value Ratio is at least 65%, the Borrowers shall not be required to pay any resulting shortfall to the Bank or if the Loan to Value Ratio is less than 65%, the Borrowers shall pay only so much of the shortfall as shall be required to achieve a 65% Loan to Value Ratio.

          10.15. OBLIGATIONS OF THE BORROWERS. The obligations of the Borrowers hereunder are joint and several. Any one or more of the undersigned, or any other party liable upon, or in respect of any obligation hereunder may be released without affecting the liability of any of the undersigned not so released.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.


                                        AIRCOA HOTEL PARTNERS, L.P.

                                        By:  AIRCOA HOSPITALITY SERVICES,
                                               INC., its general partner



                                             By: /s/ Michael Sheh
                                                ----------------------------
                                                Michael Sheh
                                                Senior Vice President



                                             By: /s/ David C. Ridgley
                                                ----------------------------
                                                David C. Ridgley
                                                Vice President


                                        AURORA INN OPERATING PARTNERSHIP,
                                          L.P.

                                        By:  AIRCOA HOSPITALITY SERVICES,
                                               INC., its general partner



                                             By: /s/ Michael Sheh
                                                ----------------------------
                                                Michael Sheh
                                                Senior Vice President



                                             By: /s/ David C. Ridgley
                                                ----------------------------
                                                David C. Ridgley
                                                Vice President

                                        FOURWINDS OPERATING
                                          PARTNERSHIP, L.P.

                                        By:  AIRCOA HOSPITALITY SERVICES,
                                               INC., its general partner



                                             By: /s/ Michael Sheh
                                                ----------------------------
                                                Michael Sheh
                                                Senior Vice President



                                             By: /s/ David C. Ridgley
                                                ----------------------------
                                                David C. Ridgley
                                                Vice President


                                        McCORMICK RANCH OPERATING
                                          PARTNERSHIP, L.P.

                                        By:  AIRCOA HOSPITALITY SERVICES,
                                               INC., its general partner



                                             By: /s/ Michael Sheh
                                                ----------------------------
                                                Michael Sheh
                                                Senior Vice President



                                             By: /s/ David C. Ridgley
                                                ----------------------------
                                                David C. Ridgley
                                                Vice President

                                        BUFFALO OPERATING PARTNERSHIP, L.P.

                                        By:  AIRCOA HOSPITALITY SERVICES,
                                               INC., its general partner



                                             By: /s/ Michael Sheh
                                                ----------------------------
                                                Michael Sheh
                                                Senior Vice President



                                             By: /s/ David C. Ridgley
                                                ----------------------------
                                                David C. Ridgley
                                                Vice President


                                        LAKESIDE OPERATING PARTNERSHIP,
                                          L.P.

                                        By:  AIRCOA HOSPITALITY SERVICES,
                                               INC., its general partner



                                             By: /s/ Michael Sheh
                                                ----------------------------
                                                Michael Sheh
                                                Senior Vice President



                                             By: /s/ David C. Ridgley
                                                ----------------------------
                                                David C. Ridgley
                                                Vice President

                                        DURHAM OPERATING PARTNERSHIP, L.P.

                                        By:  AIRCOA HOSPITALITY SERVICES,
                                               INC., its general partner



                                             By: /s/ Michael Sheh
                                                ----------------------------
                                                Michael Sheh
                                                Senior Vice President



                                             By: /s/ David C. Ridgley
                                                ----------------------------
                                                David C. Ridgley
                                                Vice President

                                        Address for Notices:
                                             5775 DTC Boulevard
                                             Englewood, CO  80111

                                        Attention:  Michael Sheh
                                                    Senior Vice President

                                        Telecopier No.:  303-220-2341

                                        Telephone No.:   303-220-2000

                                        with a copy to:

                                             5775 DTC Boulevard
                                             Englewood, CO  80111
                                             Attn:  Lyle Boll, Esq.
                                                    Corporate Counsel

                                        THE HONGKONG AND SHANGHAI BANKING
                                     CORPORATION LIMITED



                                        By /s/ John C. Holsey
                                          --------------------------------
                                          Title:  John C. Holsey
                                                  Exec. Vice Pres.

                                        Lending Office:

                                        New York Branch
                                        140 Broadway
                                        New York, New York 10005-1196


                                        Address for Notices:

                                        140 Broadway
                                        New York, New York 10005-1196

                                        Attention:  Andrew J. Andreasen


                                        Telex No.:  MCI - 232234
                                                          62390
                                                          235065

                                        Answerback:  HSBC

                                        Cable:  Hongbank

                                        Telecopier No.:  212-658-2813

                                        Telephone No.:   212-658-5100

                                                                     SCHEDULE IV


                             INSURANCE REQUIREMENTS



          (1) CASUALTY INSURANCE -- insurance against loss or damage covering the Hotels and all other personal Property of the Borrowers by reason of any Peril in such amounts (subject to such deductibles as shall be customary for comparable hotel chains, or as shall be reasonably satisfactory to the Bank) as shall be reasonable and customary and sufficient to avoid the insured named therein from becoming a co-insurer of any loss under such policy but in any event in an amount (i) in the case of fixed assets and equipment (including, without limitation, vehicles on an ACV basis), at least equal to 100% of the actual replacement cost of such assets (excluding foundation, footings and excavation costs), subject to deductibles as aforesaid and (ii) in the case of inventory, not less than the fair market value thereof, subject to deductibles as aforesaid.

          (2) AUTOMOBILE LIABILITY INSURANCE FOR BODILY INJURY AND PROPERTY DAMAGE -- insurance against liability for bodily injury and Property damage in respect of all vehicles (whether owned, hired or rented by the Borrowers) at any time located at, or used in connection with, its Properties or operations in such amounts as are then customary for vehicles used in connection with similar Properties and businesses, but in any event to the extent required by applicable law.

          (3) COMPREHENSIVE GENERAL LIABILITY INSURANCE -- insurance against claims for bodily injury, death or Property damage occurring on, in or about the Property (and adjoining streets and sidewalks) of the Borrower, in the amount of not less than $2,000,000 per occurrence, and excess liability coverage with aggregate limits of not less than $100,000,000 which shall include, but not limited to, premises liability, blanket contractual liability, products liability and personal injury liability.

          (4) WORKERS' COMPENSATION INSURANCE -- workers' compensation insurance (including, without limitation, Employers' Liability Insurance) to the extent required by applicable law.

          (5) LIQUOR LIABILITY INSURANCE -- insurance against claims for bodily injury, death or Property damage arising under any applicable [Dram Shop Act] or any other Governmental Authority having jurisdiction, in amounts as may be reasonably required by the Bank, but in no event less than the statutory limit of maximum liability in effect from time to time.

          (6) BUSINESS INTERRUPTION INSURANCE/RENTAL VALUE INSURANCE -- insurance against loss of operating income up to an aggregate amount equal to one year's net profits plus fixed and continuing expenses from the operation of the Hotels by reason of any Peril (as defined in this Credit Agreement).

          (7) OTHER INSURANCE -- such other insurance as is generally carried by owners of similar Properties in the jurisdictions where such Properties are located, in such amounts and against such risks as are then customary for Property similar in use.

     All of the foregoing insurance may be provided through "blanket" insurance policies covering the Hotel and other hotels owned or managed by the Borrower or its Affiliates, in accordance with customary practice of comparable hotel chains.

     The foregoing insurance may be subject to such deductibles as shall be customary for other comparable hotel chains, or as shall be reasonably satisfactory to the Bank.

                                                                     EXHIBIT A-1

$18,085,000                                                        June __, 1995
                                                              New York, New York

                             [FORM OF MORTGAGE NOTE]

                                 PROMISSORY NOTE

          FOR VALUE RECEIVED, AIRCOA HOTEL PARTNERS, L.P., AURORA INN OPERATING PARTNERSHIP, L.P., FOURWINDS OPERATING PARTNERSHIP, L.P., MCCORMICK RANCH OPERATING PARTNERSHIP, L.P., BUFFALO OPERATING PARTNERSHIP, L.P., LAKESIDE OPERATING PARTNERSHIP, L.P. and DURHAM OPERATING PARTNERSHIP, L.P., each being a Delaware limited partnership (collectively, the "COMPANY") hereby jointly and severally promise to pay to THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED (the "BANK"), for account of its Applicable Lending Office provided for by the Credit Agreement referred to below, at its principal New York office at 140 Broadway, New York, New York 10005-1196, the principal amount of Eighteen Million Eighty-Five Thousand Dollars ($18,085,000), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount hereof, at such office, in like money and funds, for the period commencing on the date hereof until such principal amount shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

          The date, amount, interest rate and duration of Interest Period (if applicable) of the principal amount evidenced hereby, and each payment made on account thereof, shall be recorded by the Bank on its books and, prior to any transfer of this Promissory Note, endorsed by the Bank on the schedule attached hereto or any continuation thereof, PROVIDED that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Company to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the principal amount evidenced hereby.

          This Promissory Note is the Mortgage Note referred to in the Credit Agreement dated as of June __, 1995 (as amended from time to time, the "CREDIT AGREEMENT") between the Company and Bank, and evidences in part the Mortgage Loan made by the Bank thereunder. Terms used but not defined in this Promissory Note have the respective meanings assigned to them in the Credit Agreement.

          The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of the Loans upon the terms and conditions specified therein.

          Except as permitted by Section 10.06(b) and (c) of the Credit Agreement, this Note may not be assigned by the Bank to any other Person.

          This Promissory Note shall be governed by and construed in accordance with the law of the State of New York.

                                        AIRCOA HOTEL PARTNERS, L.P.

                                        By:  AIRCOA HOSPITALITY SERVICES,
                                               INC., its general partner



                                             By:
                                                --------------------------------
                                                Michael Sheh
                                                Senior Vice President



                                             By:
                                                --------------------------------
                                                David C. Ridgley
                                                Vice President


                                        AURORA INN OPERATING PARTNERSHIP,
                                          L.P.

                                        By:  AIRCOA HOSPITALITY SERVICES,
                                               INC., its general partner



                                             By:
                                                --------------------------------
                                                Michael Sheh
                                                Senior Vice President



                                             By:
                                                --------------------------------
                                                David C. Ridgley
                                                Vice President

                                        FOURWINDS OPERATING
                                          PARTNERSHIP, L.P.

                                        By:  AIRCOA HOSPITALITY SERVICES,
                                               INC., its general partner



                                             By:
                                                --------------------------------
                                                Michael Sheh
                                                Senior Vice President



                                             By:
                                                --------------------------------
                                                David C. Ridgley
                                                Vice President


                                        McCORMICK RANCH OPERATING
                                          PARTNERSHIP, L.P.

                                        By:  AIRCOA HOSPITALITY SERVICES,
                                               INC., its general partner



                                             By:
                                                --------------------------------
                                                Michael Sheh
                                                Senior Vice President



                                             By:
                                                --------------------------------
                                                David C. Ridgley
                                                Vice President

                                        BUFFALO OPERATING PARTNERSHIP, L.P.

                                        By:  AIRCOA HOSPITALITY SERVICES,
                                               INC., its general partner



                                             By:
                                                --------------------------------
                                                Michael Sheh
                                                Senior Vice President



                                             By:
                                                --------------------------------
                                                David C. Ridgley
                                                Vice President


                                        LAKESIDE OPERATING PARTNERSHIP,
                                          L.P.

                                        By:  AIRCOA HOSPITALITY SERVICES,
                                               INC., its general partner



                                             By:
                                                --------------------------------
                                                Michael Sheh
                                                Senior Vice President



                                             By:
                                                --------------------------------
                                                David C. Ridgley
                                                Vice President

                                        DURHAM OPERATING PARTNERSHIP, L.P.

                                        By:  AIRCOA HOSPITALITY SERVICES,
                                               INC., its general partner



                                             By:
                                                --------------------------------
                                                Michael Sheh
                                                Senior Vice President



                                             By:
                                                --------------------------------
                                                David C. Ridgley
                                                Vice President

                                        Address for Notices:
                                             5775 DTC Boulevard
                                             Englewood, CO  80111

                                        Attention:  Michael Sheh
                                                    Senior Vice President

                                        Telecopier No.:  303-220-2341

                                        Telephone No.:   303-220-2000

                                        with a copy to:

                                             5775 DTC Boulevard
                                             Englewood, CO  80111
                                             Attn:  Lyle Boll, Esq.
                                                    Corporate Counsel

                                SCHEDULE OF LOAN


          This Mortgage Note evidences the Mortgage Loan made under the within-described Credit Agreement to the Company, on the date, in the principal amount, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below, subject to the payments, conversion and prepayments of principal set forth below:


                                              Amount
  Date        Prin-                            Paid,
  Made,       cipal                Duration   Prepaid   Unpaid
Continued    Amount                   of     Continued  Prin-
   or          of       Interest   Interest      or     cipal    Notation
Converted     Loan       Rate       Period   Converted  Amount   Made by
---------    ------      -----     --------  ---------  ------   --------

                                                                     EXHIBIT A-2

$17,690,000                                                        June __, 1995
                                                              New York, New York

                         [FORM OF FLORIDA RENEWAL NOTE]

                                  RENEWAL NOTE

          FOR VALUE RECEIVED, AIRCOA HOTEL PARTNERS, L.P., a Delaware limited partnership (the "COMPANY") hereby promises to pay to THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED (the "BANK"), for account of its Applicable Lending Office provided for by the Credit Agreement referred to below, at its principal New York office at 140 Broadway, New York, New York 10005-1196, the principal amount of Seventeen Million Six Hundred Ninety Thousand and 00/100 Dollars ($17,690,000), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount hereof, at such office, in like money and funds, for the period commencing on the date hereof until such principal amount shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

          The date, amount, interest rate and duration of Interest Period (if applicable) of the principal amount evidenced hereby, and each payment made on account thereof, shall be recorded by the Bank on its books and, prior to any transfer of this Renewal Note, endorsed by the Bank on the schedule attached hereto or any continuation thereof, PROVIDED that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Company to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the principal amount evidenced hereby.

          This Renewal Note is the Florida Renewal Note referred to in the Credit Agreement dated as of June __, 1995 (as amended from time to time, the "CREDIT AGREEMENT") between the Company and Bank, and evidences in part the Mortgage Loan made by the Bank thereunder. Terms used but not defined in this Renewal Note have the respective meanings assigned to them in the Credit Agreement.

          The Credit Agreement provides for the acceleration of the maturity of this Renewal Note upon the occurrence of certain events and for prepayments of the Loans upon the terms and conditions specified therein.

          Except as permitted by Section 10.06(b) and (c) of the Credit Agreement, this Renewal Note may not be assigned by the Bank to any other Person.

          This Renewal Note shall be governed by and construed in accordance with the law of the State of New York.

                                        AIRCOA HOTEL PARTNERS, L.P.

                                        By:  AIRCOA HOSPITALITY SERVICES,
                                               INC., its general partner



                                             By:
                                                --------------------------------
                                                Michael Sheh
                                                Senior Vice President



                                             By:
                                                --------------------------------
                                                David C. Ridgley
                                                Vice President

                                SCHEDULE OF LOAN


          This Renewal Note evidences in part the Mortgage Loan made under the within-described Credit Agreement to the Company, on the date, in the principal amount, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below, subject to the payments, conversion and prepayments of principal set forth below:


                                              Amount
  Date        Prin-                            Paid,
  Made,       cipal                Duration   Prepaid   Unpaid
Continued    Amount                   of     Continued  Prin-
   or          of       Interest   Interest      or     cipal    Notation
Converted     Loan       Rate       Period   Converted  Amount   Made by
---------    ------      -----     --------  ---------  ------   --------

                                                                     EXHIBIT A-3

$9,225,000                                                          June 8, 1995
                                                              New York, New York

                        [FORM OF NEW YORK RESTATED NOTE]

                                 PROMISSORY NOTE

          FOR VALUE RECEIVED, BUFFALO OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (collectively, the "COMPANY") hereby promises to pay to THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED (the "BANK"), for account of its Applicable Lending Office provided for by the Credit Agreement referred to below, at its principal New York office at 140 Broadway, New York, New York 10005-1196, the principal amount of Nine Million Two Hundred Twenty-Five Thousand and 00/100 Dollars ($9,225,000), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount hereof, at such office, in like money and funds, for the period commencing on the date hereof until such principal amount shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

          This Note restates in its entirety and is given in substitution for a portion of that certain note in the original principal amount of $90,000,000 dated as of February 20, 1987 made by AIRCOA for the benefit of Bankers Trust Company which Note was assigned by Bankers Trust Company to the Bank and split pursuant to a Note Severance Agreement dated as of the date hereof between AIRCOA and the Bank into two separate and distinct notes one of which is evidenced hereby.

          The date, amount, interest rate and duration of Interest Period (if applicable) of the principal amount evidenced hereby, and each payment made on account thereof, shall be recorded by the Bank on its books and, prior to any transfer of this Promissory Note, endorsed by the Bank on the schedule attached hereto or any continuation thereof, PROVIDED that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Company to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the principal amount evidenced hereby.

          This Promissory Note is the New York Restated Note referred to in the Credit Agreement dated as of June 8, 1995 (as amended from time to time, the "CREDIT AGREEMENT") between the Company and Bank, and evidences in part the Mortgage Loan made by the Bank thereunder. Terms used but not defined in this Promissory Note have the respective meanings assigned to them in the Credit Agreement.

          The Credit Agreement provides for the acceleration of the maturity of this Promissory Note upon the occurrence of certain events and for prepayments of the Loans upon the terms and conditions specified therein.

          Except as permitted by Section 10.06(b) and (c) of the Credit Agreement, this Promissory Note may not be assigned by the Bank to any other Person.

          This Promissory Note shall be governed by and construed in accordance with the law of the State of New York.

                                        BUFFALO OPERATING PARTNERSHIP, L.P.

                                        By:  AIRCOA HOSPITALITY SERVICES,
                                               INC., its general partner



                                             By:
                                                --------------------------------
                                                Michael Sheh
                                                Senior Vice President



                                             By:
                                                --------------------------------
                                                David C. Ridgley
                                                Vice President


                                        Address for Notices:
                                             5775 DTC Boulevard
                                             Englewood, CO  80111

                                        Attention:  Michael Sheh
                                                    Senior Vice President

                                        Telecopier No.:  303-220-2341

                                        Telephone No.:   303-220-2000

                                        with a copy to:

                                             5775 DTC Boulevard
                                             Englewood, CO  80111
                                             Attn:  Lyle Boll, Esq.
                                                    Corporate Counsel

                                SCHEDULE OF LOAN


          This Promissory Note evidences in part the Mortgage Loan made under the within-described Credit Agreement to the Company, on the date, in the principal amount, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below, subject to the payments, conversion and prepayments of principal set forth below:


                                              Amount
  Date        Prin-                            Paid,
  Made,       cipal                Duration   Prepaid   Unpaid
Continued    Amount                   of     Continued  Prin-
   or          of       Interest   Interest      or     cipal    Notation
Converted     Loan       Rate       Period   Converted  Amount   Made by
---------    ------      -----     --------  ---------  ------   --------

                                                                     EXHIBIT A-4

$1,000,000                                                         June __, 1995
                                                              New York, New York

                            [FORM OF REVOLVING NOTE]

                                 PROMISSORY NOTE

          FOR VALUE RECEIVED, AIRCOA HOTEL PARTNERS, L.P., AURORA INN OPERATING PARTNERSHIP, L.P., FOURWINDS OPERATING PARTNERSHIP, L.P., MCCORMICK RANCH OPERATING PARTNERSHIP, L.P., BUFFALO OPERATING PARTNERSHIP, L.P., LAKESIDE OPERATING PARTNERSHIP, L.P. and DURHAM OPERATING PARTNERSHIP, L.P., each being a Delaware limited partnership (collectively, the "COMPANY"), hereby jointly and severally promise to pay to THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED (the "BANK"), for account of its Applicable Lending Office provided for by the Credit Agreement referred to below, at its principal New York office at 140 Broadway, New York, New York 10005-1196, the principal amount of One Million Dollars ($1,000,000) (or, such lesser amount as shall equal the aggregate unpaid principal amount of the Revolving Loans made by the Bank to the Company under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount hereof, at such office, in like money and funds, for the period commencing on the date hereof until such principal amount shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

          The date, amount, interest rate and duration of Interest Period (if applicable) of the principal amount evidenced hereby, and each payment made on account thereof, shall be recorded by the Bank on its books and, prior to any transfer of this Promissory Note, endorsed by the Bank on the schedule attached hereto or any continuation thereof, PROVIDED, that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Company to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the principal amount evidenced hereby.

          This Promissory Note is the Revolving Note referred to in the Credit Agreement dated as of June __, 1995 (as amended from time to time, the "CREDIT AGREEMENT") between the Company and Bank, and evidences the Revolving Loans made by the Bank thereunder. Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

          The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of the Revolving Loans upon the terms and conditions specified therein.

          Except as permitted by Section 10.06(b) and (c) of the Credit Agreement, this Note may not be assigned by the Bank to any other Person.

          This Promissory Note shall be governed by and construed in accordance with the law of the State of New York.

                                        AIRCOA HOTEL PARTNERS, L.P.

                                        By:  AIRCOA HOSPITALITY SERVICES,
                                               INC., its general partner



                                             By:
                                                --------------------------------
                                                Michael Sheh
                                                Senior Vice President



                                             By:
                                                --------------------------------
                                                David C. Ridgley
                                                Vice President


                                        AURORA INN OPERATING PARTNERSHIP,
                                          L.P.

                                        By:  AIRCOA HOSPITALITY SERVICES,
                                               INC., its general partner



                                             By:
                                                --------------------------------
                                                Michael Sheh
                                                Senior Vice President



                                             By:
                                                --------------------------------
                                                David C. Ridgley
                                                Vice President

                                        FOURWINDS OPERATING
                                          PARTNERSHIP, L.P.

                                        By:  AIRCOA HOSPITALITY SERVICES,
                                               INC., its general partner



                                             By:
                                                --------------------------------
                                                Michael Sheh
                                                Senior Vice President



                                             By:
                                                --------------------------------
                                                David C. Ridgley
                                                Vice President


                                        McCORMICK RANCH OPERATING
                                          PARTNERSHIP, L.P.

                                        By:  AIRCOA HOSPITALITY SERVICES,
                                               INC., its general partner



                                             By:
                                                --------------------------------
                                                Michael Sheh
                                                Senior Vice President



                                             By:
                                                --------------------------------
                                                David C. Ridgley
                                                Vice President

                                        BUFFALO OPERATING PARTNERSHIP, L.P.

                                        By:  AIRCOA HOSPITALITY SERVICES,
                                               INC., its general partner



                                             By:
                                                --------------------------------
                                                Michael Sheh
                                                Senior Vice President



                                             By:
                                                --------------------------------
                                                David C. Ridgley
                                                Vice President


                                        LAKESIDE OPERATING PARTNERSHIP,
                                          L.P.

                                        By:  AIRCOA HOSPITALITY SERVICES,
                                               INC., its general partner



                                             By:
                                                --------------------------------
                                                Michael Sheh
                                                Senior Vice President



                                             By:
                                                --------------------------------
                                                David C. Ridgley
                                                Vice President

                                        DURHAM OPERATING PARTNERSHIP, L.P.

                                        By:  AIRCOA HOSPITALITY SERVICES,
                                               INC., its general partner



                                             By:
                                                --------------------------------
                                                Michael Sheh
                                                Senior Vice President



                                             By:
                                                --------------------------------
                                                David C. Ridgley
                                                Vice President

                                        Address for Notices:
                                             5775 DTC Boulevard
                                             Englewood, CO  80111

                                        Attention:  Michael Sheh
                                                    Senior Vice President

                                        Telecopier No.:  303-220-2341

                                        Telephone No.:   303-220-2000

                                        with a copy to:

                                             5775 DTC Boulevard
                                             Englewood, CO  80111
                                             Attn:  Lyle Boll, Esq.
                                                    Corporate Counsel

                                SCHEDULE OF LOAN


          This Revolving Note evidences the Revolving Loans made under the within-described Credit Agreement to the Company, on the date, in the principal amount, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below, subject to the payments, conversion and prepayments of principal set forth below:


                                              Amount
  Date        Prin-                            Paid,
  Made,       cipal                Duration   Prepaid   Unpaid
Continued    Amount                   of     Continued  Prin-
   or          of       Interest   Interest      or     cipal    Notation
Converted     Loan       Rate       Period   Converted  Amount   Made by
---------    ------      -----     --------  ---------  ------   --------

                                   SCHEDULE I

                    THE HOTELS AND THE OPERATING PARTNERSHIPS

1.   Aurora Inn
     3020 Shawnee Trail, Aurora, Ohio 44202
     Aurora Inn Operating Partnership, L.P.

2.   Pine Lake Trout Club
     17021 Chillicothe Road, Chagrin Falls, Ohio 44022
     Aurora Inn Operating Partnership, L.P.

3.   Fourwinds/Resort and Marina
     South Fairfax Road, Bloomington, Indiana 47402
     Fourwinds Operating Partnership, L.P.

4.   Regal McCormick Ranch
     7401 N. Scottsdale Road, Scottsdale, Arizona 85253
     McCormick Ranch Operating Partnership, L.P.

5.   Sheraton Inn Buffalo Airport
     2040 Walden Avenue, Buffalo, NY 14225
     Buffalo Operating Partnership, L.P.

6.   Sheraton Inn Lakeside
     7769 West Irlo Bronson Memorial Highway, Kissimmee, FL 34747
     Lakeside Operating Partnership, L.P.

7.   Sheraton Inn University Center
     2800 Middletown Avenue, Durham, NC 27705
     Durham Operating Partnership, L.P.

                                   SCHEDULE II

                                  GROUND LEASES

Sheraton Inn - Buffalo East

1.   Ground Lease Agreement ("GROUND LEASE #1") dated May 8, 1970 between Joseph
     A. Malecki and Josephine Gloria Malecki, as landlord, and Consolidated Motor Inns, Inc., as tenant, a Memorandum of which was recorded in the Erie County Clerk's Office on December 31, 1970 in Liber 7759 of Deeds, page 305; as assigned to CTW Holding Corporation ("CTW"), by Assignment of Lease recorded on October 21, 1971 in Liber 7853 of Deeds, page 95; as amended by Amendment to Ground Lease Agreement, dated March 19, 1973 and recorded on November 15, 1973 in Liber 8111 of Deeds, page 474; as amended by Second Amendment to Ground Lease Agreement dated January 28, 1974 and recorded on January 29, 1974 in Liber 8133 of Deeds, page 551; as amended by Amendment to Ground Lease Agreement dated February 20, 1987 and recorded May 28, 1987 in Liber 9717 of Deeds, page 42; and as amended by Amendment No. 4 To Ground Lease dated June 25, 1988 and recorded June 25, 1988 in Liber 9881 of Deeds, page 250, covering premises situate in the Town of Cheektowaga, Erie County, New York, more particularly described as Parcel I of EXHIBIT A hereto.

2. Ground Lease Agreement ("GROUND LEASE #2") dated May 11, 1970 between John Zola, Chester Zola, and Thaddeus Zola and Clara Zola, as landlord, and Consolidated Motor Inns, Inc., as tenant, a Memorandum of which was recorded in the Erie County Clerk's Office on February 8, 1971 in Liber 7768 of Deeds, page 587; as assigned to CTW by Assignment of Lease recorded on October 21, 1971 in Liber 7853 of Deeds at page 99; as amended by Amendment to Ground Lease Agreement, recorded on November 15, 1973 in Liber 8111 of Deeds, page 477; as amended by Second Amendment to Ground Lease Agreement, recorded on January 29, 1974 in Liber 8133 of Deeds, page 535; as amended by Amendment to Ground Lease Agreement dated February 20, 1987 and recorded May 28, 1987 in Liber 9717 of Deeds, page 27; as amended by Amendment No. 4 To Ground Lease dated June 28, 1988 and recorded June 28, 1988 in Liber 9881 of Deeds, page 235, covering premises situate in the Town of Cheektowaga, Erie County, New York, more particularly described as Parcel II of EXHIBIT A hereto.

Ground Lease # 1 and Ground Lease # 2 were assigned by CTW to Archris Hotel Partnership - Buffalo, a California limited partnership ("ARCHRIS"), by Assignment of Leases recorded November 15, 1973 in Liber 8111 of Deeds, page 481; and further assigned by Archris to CTW by Assignment of Leases recorded January 29, 1974 in Liber 8134 of Deeds, page 49; and assigned by CTW to Archris by Assignment of Leases recorded January 29, 1974 in Liber 8133 of Deeds at page 555; and assigned by Archris to Archris Hotel

Partnership - Buffalo, a partnership ("AHP") by Assignment, dated September 15, 1978 and recorded September 22, 1978 in Liber 8699 of Deeds, page 127; and assigned by AHP to Arthur L. Duggan by Assignment recorded November 8, 1979 in Liber 8850 of Deeds, page 679 and assigned by Arthur L. Duggan to Buffalo Inn Associates by Assignment recorded November 4, 1981 in Liber 9077 of Deeds, page 574; and assigned by Buffalo Inn County Clerk Associates to AIRCOA Hotel Partners, L.P. ("AIRCOA") by Assignment recorded May 28, 1987 in Liber 9717 of Deeds, page 1; and assigned by AIRCOA to Buffalo Operating Partnership, L.P., a Delaware limited partnership, by Assignment recorded May 28, 1987 in Liber 9717 of Deeds at page 82.

Fourwinds/A Clarion Resort

1. Lease dated November 16, 1967, between the Department of the Army by and through the Secretary of the Army, as lessor and the State of Indiana, Department of Natural Resources, as lessee; as assigned by General Conveyance, Assignment and Bill of Sale, dated August 25, 1975 and recorded October 6, 1975 in Book 091, page 443; as assigned by General Conveyance and Assignment by Fourwinds to AEI, dated December 30, 1986 and recorded March 2, 1987 in Book 174, page 180; as assigned by General Conveyance and Assignment by Monroe to AEI, dated December 30, 1986 and recorded March 2, 1987 in Book 174, page 197; as assigned by General Conveyance and Assignment by AEI to Newpaort, L.P., dated December 30, 1986 and recorded March 2, 1987 in Book 174, page 214; as assigned by General Conveyance and Assignment by Newpart, L.P. to AIRCOA Hotel Partners, L.P. ("AHP"), dated December 31, 1986 and recorded March 2, 1987 in Book 174, page 233; and as further assigned by General Conveyance and Assignment by AHP to Fourwinds Operating Partnership, L.P., dated February 20, 1987 and recorded March 2, 1987 in Book 174, page 266.

2. Lease Agreement, dated January 6, 1969, between the Department of Natural Resources of the State of Indiana, as lessor, and the Taggart Corporation, as lessee; as amended and assigned by Amendment No. 1 to Lease Agreement, dated April 19, 1972 and recorded April 26, 1972 in Misc. Book 079, page 412; as assigned by General Conveyance, Assignment and Bill of Sale, dated August 25, 1975 and recorded October 6, 1975 in Book 091, page 443; as amended by Amendment No. 2 to Lease Agreement, dated April 1, 1975 and recorded October 8, 1975 in Misc. Book 091, page 494; as amended by unrecorded Amendment No. 3 to Lease Agreement, dated May 23, 1983; as amended by unrecorded Amendment No. 4 to Lease Agreement, dated May 9, 1985; as assigned by General Conveyance and Assignment by Fourwinds to AEI, dated December 30, 1986 and recorded March 2, 1987 in Book 174, page 180; as assigned by General Conveyance and Assignment by Monroe to AEI, dated December 30, 1986 and recorded March 2, 1987 in Book 174, page 197; as assigned by General Conveyance and Assignment by AEI to Newpart, L.P., dated December 30, 1986 and recorded March 2, 1987 in Book 174, page 214; as assigned by General Conveyance and Assignment by Newpart, L.P. to AIRCOA Hotel Partners, L.P. ("AHP"), dated December 31, 1986 and recorded March 2, 1987 in Book 174, page 233; and as further assigned by General Conveyance and Assignment by AHP to Fourwinds Operating Partnership, L.P., dated February 20, 1987 and recorded March 2, 1987 in Book 174, page 266; as amended by Amendment No. 5 to Lease Agreement, dated March 10,

     1987 and recorded June 11, 1987 in Book 177, page 85; as amended by Amendment No. 6 to Lease Agreement, dated September 22, 1987 and recorded December 14, 1987 in Book 181, page 244; and as further amended and restated by that certain unrecorded Amended and Restated Indenture of Ground Lease, dated May 20, 1991, between the Indiana Department of Natural Resources of the State of Indiana and Fourwinds Operating Partnership, L.P.

The Clarion Inn at McCormick Ranch

1. Lease No. 4102, dated August 31, 1978 from Fred E Trotter, H. C. Eichelberger and Wade H. McVay, as Trustees under the Will and of the Estate of James Campbell to ARI, Inc., an Ohio corporation ("ARI"), as disclosed by Memorandum of Lease dated August 31, 1978 and recorded on September 25, 1978 at Docket 13126, page 1106, as amended by that certain unrecorded Amendment of Lease dated May 7, 1980, as assigned by that certain unrecorded Lease Assignment, dated December 31, 1986, between ARI and Newpart, L.P. ("Newpart"); and as assigned by unrecorded Lease Assignment dated December 31, 1986 between Newpart and AIRCOA Hotel Partners; and as assigned to McCormick Ranch Operating Partnership, L.P., a Delaware limited partnership, by Lease Assignment recorded March 10, 1987 in Recording No. 87-143631.

                                  SCHEDULE III

                               LICENSE AGREEMENTS

1.   Sheraton Inn-Buffalo East

     License Agreement dated November 2, 1991 between Sheraton Inns, Inc., a Delaware corporation ("Sheraton") and Buffalo Operating Partnership, L.P., a Delaware limited partnership ("BOL"), as amended by Amendment of License Agreements and License Fee Deferral Agreement dated November 5, 1993 between Sheraton and BOL and Lakeside Operating Partnership, L.P., a Delaware limited partnership ("LOL").

2.   Sheraton University Center (Durham)

     License Agreement dated August 1, 1982 between Sheraton and James E. Russel Jr. and John F. Lowndes, as amended by letter agreement dated March 11, 1987 between Sheraton and Durham Operating Partnership, L.P., a Delaware limited partnership.

3.   Sheraton-Lakeside Inn

     License Agreement dated May 14, 1992 between Sheraton and LOL as amended by Amendment of License Agreements and License Fee Deferral Agreement dated November 5, 1993 between Sheraton and BOL and LOL.

4.   Fourwinds-A Clarion Resort

     License Agreement dated February 20, 1987 between The Clarion Hotel Corporation, a Colorado corporation ("Clarion"), and AIRCOA Hotel Partners, L.P., a Delaware limited partnership, as amended by License Agreement Amendment dated August 3, 1989 between Clarion and Fourwinds Operating Partnership, L.P., a Delaware limited partnership. Lender acknowledges that the Licensor of the Fourwinds may become Richfield Holdings, Inc. pursuant to a License Agreement substantially similar to the License Agreement described in 5 below, and that such change does not require Lender's consent.

5.   The Regal at McCormick Ranch

     License Agreement dated December 16, 1991 between Regal-AIRCOA Companies, Inc., a Colorado corporation (now known as Richfield Holdings, Inc.) and McCormick Ranch Operating Partnership, L.P., a Delaware limited partnership.

                                   SCHEDULE V

                                 CAPITAL LEASES


Equipment lease for telephone system at
  Sheraton Durham dated Feb. 1995
  due Jan 2000                                                          $154,563


                                    SCHEDULE VI

                                 OTHER INDEBTEDNESS



Aircoa Hotel Partners, L.P.
Debt Schedule

Note to Aircoa Hospitality Service,
   a subsidiary of Richfield Hospitality
   Service, at 12% due Jan. 1995                         $6 million

Equipment lease for telephone system at
   Sheraton Durham dated Feb. 1995
   due Jan. 2000                                         $154,563




                                  SCHEDULE VII

RICHFIELD PROJECT MANAGEMENT /logo/

                                   MEMORANDUM

Date:          May 22, 1995
To:            Michael Sheh
From:          Michael Hollingsworth   /s/ Mike
Regarding:     AHP - Phase IESA
---------------------------------------------------------------------------

I have reviewed the Phase I Environmental Site Assessments performed by ATC Environmental, Inc. for the AHP properties and the HSBC Corporate Banking letter dated May 9, 1995 regarding same. I have discussed these reports with representatives at each of the properties and submit the following for your review and consideration:

     I.   SHERATON DURHAM

          A.   We are not aware of radon levels sufficient to warrant action.

     II.  SHERATON BUFFALO

          A. By July 1, 1995 we will request additional information regarding the two upgradient LUST's from the State of New York EPA. We will forward their response to your attention upon receipt from the State.

          B. Also, by July 1, 1995 we will request the State of New York EPA to remove the hotel as a reported LUST site. As soon as the record is confirmed corrected, we will notify you.

     III. SHERATON LAKESIDE

          A. The nine transformers at the project are owned by the Florida Power Corp. and at the time of the Phase I review were not leaking. FPC has notified our Facility Manager, Mr. John Kerr, verbally that no PCB's are present.

          B. A Corporate Operations & Maintenance Plan for managing ACM's will be developed by an environmental engineering firm for distribution to the property by September 1, 1995.

          C. Analysis of the water at the water cooler suspected of having lead components has been tested annually by the Kissimmee Water Department and found to be within acceptable standards.

     IV.  FOURWINDS RESORT

          A. The five above ground storage tanks (AST) observed at the site are propane tanks which are owned by a third party vendor. They are not currently leaking and catch basins are not considered particularly beneficial for this application and are not planned to be installed.

          B.   We are not aware of radon levels sufficient to warrant action.

          C. A Corporate Operations & Maintenance Plan for managing ACM's will be developed by an environmental engineering firm for distribution to the property by September 1, 1995.

          D. It is our policy to perform a comprehensive asbestos survey concurrent with renovation activity planned for an area suspected of containing ACM's.

          E. The latest report from American Environmental Corp. regarding the UST's indicates that we have successfully completed all requirements of the State of Indiana. Therefore, site closure has been achieved.

     V.   REGAL MCCORMICK RANCH

          A. The transformers on-site are owned by Arizona Public Service and are not leaking. Information has been received from APS confirming that no PCB's are present.

          B. The banquette service floor tile, which is an ACM, has been determined to be non-friable. The property as part of their 1995 Capital Improvement process is investigating the costs of repair, replacement and encapsulation.

          C. A Corporate Operations & Maintenance Plan for managing ACM's will be developed by an environmental engineering firm for distribution to the property by September 1, 1995.

          D. By July 1, 1995 the property will have an analysis completed of the water dispensed from the drinking fountain for lead contamination.

     VI.  AURORA INN

          A. A Corporate Operations & Maintenance Plan for managing ACM's will be developed by an environmental engineering firm for distribution to the property by September 1, 1995.

          B. It is our policy to perform a comprehensive asbestos survey concurrent with renovation activity planned for an area suspected of containing ACM's.

     VII. PINE LAKE

          A. By July 1, 1995 we will request from the State of Ohio the requirements of abandoning the UST on-site and the cost of removal and disposal. When a decision has been made as to the disposition of this UST, we will immediately notify you of the process to be implemented.

          B. The five above ground storage tanks (AST) observed at the site are propane tanks which are owned by a third party vendor. They are not currently leaking and catch basins are not considered particularly beneficial for this application and are not planned to be installed.

          C. By July 1, 1995 we will request additional information regarding the 1991 spill from the State of Ohio EPA. We will forward their response to you upon our receipt.

If you have any questions regarding the above, please contact me at X-2202.

MH:sk
c:   Carlson
     Lambert
     Ward

                                  SCHEDULE VIII

                                ENGINEERING WORK

REGAL McCORMICK RANCH


                         ESTIMATED                          CAPITAL OR
REPAIR ITEM              COST           OPERATIONS UPDATE   MAJOR MAINT.        1995      1996      1997      1998      1999
Curb replacement           1,000        Cosmetic
North parking             29,500                                 C                        29,500
South parking              4,500                                 M                         4,500
Paint exterior            25,000                                 M                        25,000
Replace EPDM roof        120,000                                 C                                  60,000    60,000
Mechanical unit           71,500                                 C                                            39,000    32,000
Pool decking               6,000                                 M              6,000

FOURWINDS

                         ESTIMATED                          CAPITAL OR
REPAIR ITEM              COST           OPERATIONS UPDATE   MAJOR MAINT.        1995      1996      1997      1998      1999
Dock area                1,552,600                               C              200,000   220,000   250,000   290,000   320,000
Patio door replacement      30,000      Included in room         C               30,000
                                        renovation in 1995
Wood siding replacement     12,000      Included in exterior     C               12,000
                                        area renovation in
                                        1995
Building reroofing          85,000                               C               85,000
HVAC unit replacement       73,000                               C                         40,000    40,000    20,000
Emergency generator         53,000                               C                         30,000
Pavement repair             23,000                               M                         20,000     3,000

                         ESTIMATED                          CAPITAL OR
REPAIR ITEM              COST           OPERATIONS UPDATE   MAJOR MAINT.        1995      1996      1997      1998      1999
Rotted Wood               13,000        Not planned but          MM                       6,000
Roof Eaves                   500        Contingency in the                        500
                                        1995 Major Mainten-
                                        ance Item.
Wooden Headers               500        Not planned. Can be      MM               500
                                        covered in 95 contin-
                                        gency.
Block foundations          3,200        Not planned/Major        MM                        3,200
                                        maintenance to 96.
Broken doors               1,000        We do this out of
                                        operations as needed
Chimneys                     600        Not planned. 1995        MM               600
                                        contingency.
Reseal parking lot         4,000        Disagree with costs.     MM             1,000
                                        We will patch only
Gravel roads               4,800        Disagree. the roads      MM             1,000
                                        are not that bad.
                                        Gravel roads are
                                        part of the overall
                                        experience. Some
                                        patching/repair is
                                        needed. not $4000.
Drainage                     500        Agree. Major mainten-    MM                         500
                                        ance in 1996.
Lodge masonry              2,200        Not planned. Can be      MM                       2,200
                                        a 96 major mainten-
                                        ance.
Furnaces                   2,400        Not planned. Could be    C                          600       600       600       600
                                        done 1/yr.

Lodge roof                 5,600        Not planned, but needed. MM                       1,400     1,400     1,400     1,400
                                        1,400/yr for mainten-
                                        ance.
Cabin replacement        240,000        These have another 10
                                        years life.
ADA                        9,000        Not required.            C

TOTALS                   287,300                                                 3,600    13,900    2,000     2,000     2,000

SHERATON BUFFALO

                    ESTIMATED                               CAPITAL OR
REPAIR ITEM         COST      OPERATIONS UPDATE             MAJOR MAINT.        1995      1996      1997      1998      1999
Sidewalk repairs      1,500   Planned in the 1995 Major          MM             3,510
                              Maintenance Plan
Roof Repairs          6,200   Planned.                           MM             6,200
Compressor           10,800   Not planned. Can be done over      C                        3,600     3,600     3,600
                              a 3 year period.
Reseal pavement      11,000   Not planned. Can be a 1996         MM                       11,000
                              major maintenance.
Cooling Tower        18,000   Agree.                             C                                            18,000
Exhaust Fans         11,700   replace as needed only.
Glass curtain walls  40,300   Disagree. Existing glass
                              is fine.
Water system         25,000   Replace when/if needed.
pavement repair      46,000   Agree but would do over a 2
                              year period.                       MM                       13,000    11,000    11,000    11,000
ADA requirements    56,200    Not required.                      MM
TOTALS              226,700                                                      9,710    27,600    14,600    32,600    11,000

                                AURORA INN

REPAIR ITEM        ESTIMATED                                          CAPITAL OR
                        COST  OPERATIONS UPDATE                       MAJOR MAINT.    1995      1996      1997      1998      1999
Water penetration        500  Will do out of 1995 contingency.        MM               500
Parking Lot Repairs    15000  Completed over a 2 year period.         MM                        7500      7500
Damaged curbs           5000  Not planned. 1996 major Maintenance     MM                        5000
Trip hazards            1000  Will do out of 1995 contingency.        MM              1000
Cracks in slabs.         500  Will seal with our Maintenance Dept.
Damage/Pool              500  Planned in 1995 Major Maintenance       MM               500
Resurface pool          7000  Not planned. Can be 97 Major Maintenance                   C                7000
HVAC units              2500  Not planned. Not really needed.         C                                   2500
                              This could be a capital expense in 1997.
Roof                    9500  Not budgeted but we agree with the need. MM                                  6000      5450
HVAC Units             10000  5 per year.                             C                                             5000      5000
Cooling Tower          50000  Recommendation is to replace in 5 years.C                                                      50000
Tennis courts           6000  Not planned. 1996 major maintenance.    MM                        6000
Circuit Breakers        2000  Rusted boxes by pool.                   MM                        2000
                              Not Planned
Stairs                  2500  Not planned. Deteriorating concrete.    MM                        2500
Chain link fence        7000  Disagree. Would repaint, not replace.                             1000
Railroad ties           2000  Disagree with price. Can do locally
                              for 500.                                C                          500
Decorative brick walls  3500  Planned as a 1995 Major Maintenance
                              Item.                                   MM      3500
ADA requirements       30500  Not required.                            C
TOTALS                155000                                                          5500     24500     23000      8450     55000

                              SHERATON LAKESIDE

                   ESTIMATED                                          CAPITAL
   REPAIR ITEM          COST  OPERATIONS UPDATE                       MAJOR MAINT.    1995      1996      1997      1998      1999
Roof replacement      770000  repairs should be budgeted every year
                              as opposed to a total replacement.      MM              9630     25000     25000     25000     25000
Soft screens            2000  Building #14. This is a 95 contingency
                              item.                                   MM              2000
Stucco Repair           2500  Budgeted in the 95 Major Maintenance
                              plan.                                   MM              2500
Foundation cracks      21400  Planned as a 95 major maintenance item. MM             21400
Wooden Fence            7000  Not needed. Repairs just made after
                              storm.
Pool decking           20000  Not planned. Can be a major maintenance
                              item in 1996.                           MM                       20000
Pavement Repairs      28890   Planned major maintenance in 1995       MM             28890
Copper piping          60000  Do not feel the situation is bad enough
                              to warrant any expenditures at
                              this time.
ADA requirements       99525  Not required.                           C              64420      45000    25000     25000     25000
    TOTALS           1011315

                                 SHERATON DURHAM

REPAIR ITEM             COST  OPERATIONS UPDATE                       MAJOR MAINT.    1995      1996      1997      1998      1999
Broken sidewalks         500  Will do immediately out of operations   MM               500
Roof repairs           45000  Will repair over a four year period.    MM                       10000     10000     10000     10000
Pavement repairs        2500  Just done. This could be a 96 item      MM                        2500
Roof top HVAC           5000  This is an estimate for annual
                              maintenance. We can do this work with
                              our own
                              staff.
Exterior painting     200000  Front of building included in the 1995
                              major renovation budget.                C              80000
Water heater            3500  Capital item included in the 95, 4
                              million dollar plan                     C               3500
Exterior caulking      10000  1996 Major Maintenance.                 MM                       10000
Caulking of HVAC       15000  1996 Major Maintenance.                 MM                       15000
ADA requirements       28440  Not required.                           C
TOTALS                309940                                                         64000     37500     10000     10000     10000

                                   SCHEDULE IX

              EXCEPTIONS TO SECTION 7.03 LITIGATION REPRESENTATION

          GNOMES KNOLL FARMS, INC. AND JOHN AND KAREN ADRAS V. AURORA INN OPERATING PARTNERSHIP, L. P. AND REGAL-AIRCOA COMPANIES, INC.

          On January 31, 1992, Plaintiffs filed a lawsuit and motion for temporary restraining order, in which they asserted, INTER ALIA, a right to a dollar-a-year, ten-year, non-cancelable oral lease of approximately 6.3 acres of Pine Lake Trout Club ("Pine Lake") property adjacent to their residential parcel, with a right to renew the lease for an additional ten years, a right of first refusal to purchase the property, or alternatively, an equitable right to an easement by estoppel. All allegations except the estoppel allegation were disposed of by motion favorably to the Defendants. Plaintiffs asserted that in the event of eviction their damages would be at least $250,000, representing Plaintiffs' alleged investment in property improvements. A two-day trial to the court was held beginning on February 1, 1993, and a verdict was entered in favor of the Partnership. Plaintiffs appealed the verdict on or about April 7, 1993, and the Ohio court of Appeals determined that the issues as to which summary judgment was granted should be tried. Plaintiffs continue to assert that they have the 10-20 year oral lease or a permanent easement-by-estoppel to the disputed six-acre parcel. The Partnership estimates the disputed parcel to be worth in excess of $250,000.00. The Partnership continues to believe that Plaintiff's claims are meritless and that this lawsuit was filed to forestall eviction of Plaintiffs from the Pine Lake property. The retrial, argued on trail briefs and the previous trial record only, was held on May 17, 1995. The Partnership's counsel believe that the second trial court's decision could take several weeks at a minimum.

          13-D FILING
          A Schedule 13-D filing has been made by a group of investors in AHP who claim to have acquired slightly more than 5% of the outstanding A Units. These investors have proposed a transaction for the formation of a real estate investment trust ("REIT") that would own the AHP properties and certain economy lodging hotels that the investor group owns or controls. The materials and correspondence received by AHP's management from the investor group contain allegations of breaches of fiduciary duties and other improper actions by AHS as general partner. We have reviewed the allegations made and have had them reviewed by outside counsel as well, and both we and our outside counsel have determined that the allegations are meritless. The investor group has threatened to institute legal proceedings against AHP or the general partner. The outcome of such legal proceedings, if instituted cannot be predicted at this time. A copy of a letter dated May 6, 1995, from AHP to the investor's representative responding to the investor's claims is attached hereto for reference.

                                   SCHEDULE IX

                                     AIRCOA            E    BIT A
--------------------------------------------------------------------------------
                              HOTEL PARTNERS, L.P.




May 6, 1995



                                                            VIA AIRBORNE EXPRESS




Mr. Michael S. McNulty
8235 Douglas Avenue, Suite 1300
Dallas, Texas 75225

                                        RE:  AIRCOA HOTEL PARTNERS, L.P. ("AHP")


Dear Michael:

     I received your letter of April 28, 1995 and I have reviewed it with the Board of Directors of AIRCOA Hospitality Services, Inc. ("AHP") and with the Advisory Committee of AHP. There are a number of inaccuracies in your letter that have been discussed by the members of the Board and the Advisory Committee to which I would like to draw your attention. They include the following:

     - EQUITY DETERIORATION ANALYSIS - We are aware that the appraised values of the hotel properties have declined. What your analysis does not take into account, however, is that while appraised values and net equity fell over the period covered by your chart, AHP remained viable and in business during a period when many hotel properties and their operators went into bankruptcy and vanished. As you know, it is a simple fact of the hotel business that the addition of new hotel rooms and properties in a very competitive market (such as Orlando) will tend to drive down the appraised value of existing hotel properties. Your letter does not point out that the net equity of AHP actually declined less than the decline in the appraised value of the portfolio, in spite of competitive pressures and a difficult economy, indicating that the Partnership's properties have performed well. The numbers bear this out. Partnership revenue has increased every year since 1991, while operating income (before depreciation and amortization) increased by more than $1 million between 1992 and 1994.

Mr. Michael McNulty
May 6, 1995
Page 2


     - APPRAISED VALUES - The annual appraisals of the AHP properties are conducted pursuant to the mortgage loan agreement and are directed by the lender. Obviously, if we believed that the appraisals were not reasonable, we would present our position to the appraisers and the lender in order to try to achieve reasonable appraisals. However, although we believe that the appraisals are reasonable, it should be noted that appraisals of hotels have become much more conservative in the last five years, contributing in part to the decline in the appraised values over the time period you have tracked. Part of this trend is due to problems in the banking industry and part of the trend is due to the view that appraisals were inflated during the 1980's. At the same time, the hotel industry has been affected by declining average rates and occupancy levels until approximately 24 months ago. Therefore, we would suggest that the most recent appraisals are more conservative than earlier appraisals.

     - PROPOSED FINANCING AND DISTRIBUTIONS - Your letter states that the proposed new Partnership financing will result in continued depreciation in values and no dividends to unitholders. This is not correct. There is no reason to expect that the new financing will decrease the value of the AHP portfolio. The funds that will be made available under the new line will make it possible for us to undertake improvements that we believe will help increase the value of our properties over the long term. In addition, as noted in the Form 10-K, the new financing will, in fact, allow us to make distributions in circumstances where we have not previously been allowed. Of all of the loan packages we reviewed, the one we selected had the lowest overall cost and significant flexibility with respect to refinancing, asset sales, and distributions to unitholders. The Board of AHS and the AHP Advisory Committee believe that the new financing package is markedly superior to alternative financing packages that we have explored.

     - FORM 10-K DISCLOSURE - You state that the most recent Form 10-K discloses for the first time that Class B Units are required to be converted into Class A Units beginning in 1997. Actually, information concerning the conversion of the Class B Units beginning in 1997 has been set forth in the notes to the financial statements to the Form 10-K for at least the past five years and was certainly highlighted in the initial public offering prospectus.

Mr. Michael McNulty
May 6, 1995
Page 3


     - NEW LOAN ARRANGEMENTS - Your complaints (at least in this letter) appear to revolve around the assumption that the new financing would prevent or materially impede the sale of all or a portion of the properties prior to 1997. The new financing would not prevent or materially impede the sale of all or a portion of the portfolio at any time during the life of the loan. The proceeds of any such disposition would, of course, first be applied to amounts due on the loan, as you would expect with a mortgage loan. In addition, we do not believe that the new financing package prevents us from planning ways to address the impact of I.R.S. Code Section 7704. As noted in the 1994 Form 10-K at page II-8, we are aware of, and have been considering, ways of minimizing any adverse impact of corporate taxation on AHP.

     With respect to your proposed "resolution," please be advised that AHP does not intend to attempt to "redeem out" the interests of any of its partners by making an in-kind distribution of its hotel properties. AHP is committed to building value for all of its unitholders through the continued successful operation of its hotel properties and such other actions as AHP deems appropriate for all of its unitholders.

     Even aside from the fact that AHP is not interested in disposing of its properties at this time to redeem out the interest of certain of its partners, we believe that your suggested transaction ignores or dismisses a number of inportant issues.

     - None of the unit owning entities affiliated with AHS has expressed any interest in having their ownership interests in AHP redeemed in exchange for AHP hotel properties. None of these affiliated entities has any legal obligation to agree to such a transaction and AHP has no legal basis for forcing this kind of exchange, assuming AHP otherwise thought this transaction made sense.

     - A disposition of four or five properties would almost certainly constitute a sale of substantially all of the assets of the Partnership for purposes of the Partnership Agreement, requiring solicitations of proxies, filing of a detailed proxy statement with the SEC and a vote of the unitholders. Contrary to your assertion that the "process is quite simple," the time, effort and expense to AHP and its partners in determining whether such a transaction would be feasible and then implementing it if it were feasible, would be substantial and burdensome.

Mr. Michael McNulty
May 6, 1995
Page 4


     - The existing AHP mortgage loan indebtedness is due and payable on July 31, 1995. The existing lenders expect to be repaid. They do not intend to extend the loans beyond maturity while a complicated division of property and new financing arrangements are worked out on a divided portfolio. The fact that the lenders are "adequately secured" does not change the due date of the existing first mortgage.

     The loan arrangements we have negotiated with our new lender will permit us to pay our existing mortgage lender on a timely basis. We believe that on all counts - flexibility, cost and the ability to pay out distributions from distributable cash flow - the new financing package constitutes an excellent arrangement for AHP. We unequivocally reject your suggestion that the new financing arrangement constitutes a breach of fiduciary duties. In fact, we believe that we would have been open to legitimate criticism from unitholders if we had selected one of the other more expensive or restrictive loan packages we identified or that were made known to us.

     The management of AHP remains committed to building value for all unitholders. As we have said in the past, we are always willing to consider suggestions from unitholders. The transaction you have proposed in your letter of April 28, 1995 which calls for the effective dismemberment of the Partnership, is not, in our view, a tenable way of building values for all unitholders.

     As a final point, we find it odd that you now state that the best resolution would be to sell all of the properties (i.e., the liquidation of the portfolio) and distribute the net proceeds to unitholders. This is completely at odds with previous correspondence from your group. In February, just two and one-half months ago, you accused management of orchestrating a "de facto liquidation of the portgolio without seeking unitholder approval. Indeed, in the "Executive Summary" you presented to us at that time you stated that "Aircoa is in a liquidation mode" and added "LIQUIDATION LEAVES A LOT OF MONEY ON THE TABLE"(emphasis in the original). The complete flip-flop in your position is confusing to us and raises questions as to the Investor Group's motives.

     Only two elements of your various communications with us since February have been consistent. First, each transaction proposed by you would result in your Investor Group having substantial control in AHP. Second, in each case you attempt to coerce AHS and its affiliates into accepting less than fair value for their interests by making implied threats to sue over alleged breaches of fiduciary duties. As we have previously expressed to your group in a letter from our outside counsel to Mr. Gardner-Smith, we categorically reject your allegations of breaches of fiduciary duty.

Mr. Michael McNulty
May 6, 1995
Page 5


     Given that we have no interest in discussing your proposed transaction we see no useful reason to meet with the Investor Group at this time.


Sincerely,

AIRCOA Hotel Partners, L.P.

By AIRCOA Hospitality Services, Inc.,
its general partner


/s/ Douglas M. Pasquale
Executive Vice President
Chief Financial Officer



cc:  AHS Board of Directors
     AHP Advisory Committee

                                   SCHEDULE X

                              MANAGEMENT AGREEMENTS

1.   Sheraton Inn-Buffalo East

     Management Agreement dated February 20, 1987 between AIRCOA Hotel Partners, L.P., a Delaware limited partnership ("APH"), and Associated Inns & Restaurants Company Of America, a Delaware corporation ("AIRCOA"), as assigned and assumed by Assignment And Assumption Agreement dated February 20, 1987 between AHP and Buffalo Operating Partnership, L.P., a Delaware limited partnership ("BOL"), and as assigned and assumed by Assignment And Assumption Of Management Agreement dated November 5, 1993 by and among BOL, AIRCOA Hospitality Services, Inc. and Richfield Hotel Management, Inc. ("Richfield").

2.   Sheraton University Center (Durham)

     Management Agreement dated February 20, 1987 between AHP and AIRCOA, as assigned and assumed by Assignment And Assumption Agreement dated February 20, 1987 between AHP and Durham Operating Partnership, L.P., a Delaware limited partnership ("DOL"), and as assigned and assumed by Assignment And Assumption Of Management Agreement dated November 5, 1993 by and among DOL, AIRCOA Hospitality Services, Inc. and Richfield.

3.   Sheraton-Lakeside Inn

     Management Agreement dated February 20, 1987 between AHP and AIRCOA, as assigned and assumed by Assignment And Assumption Agreement dated February 20, 1987 between AHP and Lakeside Operating Partnership, L.P., a Delaware limited partnership ("LOL"), and as assigned and assumed by Assignment And Assumption Of Management Agreement dated November 5, 1993 by and among LOL, AIRCOA Hospitality Services, Inc. and Richfield.

4.   Fourwinds-A Clarion Resort

     Management Agreement dated February 20, 1987 between AHP and AIRCOA, as assigned and assumed by Assignment And Assumption Agreement dated
     February 20, 1987 between AHP and Fourwinds Operating Partnership, L.P., a Delaware limited partnership ("FOL"), and as assigned and assumed by Assignment And Assumption Of Management Agreement dated November 5, 1993 by and among FOL, AIRCOA Hospitality Services, Inc. and Richfield.